Exhibit 10.21

                      AMENDED AND RESTATED LEASE AGREEMENT
                                 BY AND BETWEEN
                           DNA COG, LTD., AS LANDLORD
                                       AND
                     CABOT OIL & GAS CORPORATION, AS TENANT
                                 April 24, 1998

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I    Premises........................................................  1
             1.1    Premises.................................................  1
             1.2    Definitions for Measuring the Premises and the Building..  2
             1.3    Measurement of Premises..................................  3
             1.4    No Modification of Net Rentable Area.....................  3

ARTICLE II   Term............................................................  4
             2.1    Term.....................................................  4

ARTICLE III  Rental Payments.................................................  4
             3.1    Payments of Rent.........................................  4
             3.2    Base Rental..............................................  5
             3.3    Additional Rental........................................  5
             3.4    Operating Expenses.......................................  6
             3.5    Reduced Services......................................... 12
             3.6    Tax Protests............................................. 12

ARTICLE IV   Landlord Services............................................... 13
             4.1    Services to be Provided by Landlord...................... 13
             4.2    Interruption of Services................................. 15
             4.3    Payment for Non-Standard Services........................ 16
             4.4    Keys and Locks........................................... 17
             4.5    Graphics and Building Directory.......................... 18

ARTICLE V    Use and Care of the Premises.................................... 19
             5.1    Use...................................................... 19
             5.2    Care of the Premises..................................... 20
             5.3    Entry for Repairs and Inspection......................... 20
             5.4    Tenant's Compliance with Laws and Regulations;
                       Rules of Building..................................... 21
             5.5    Landlord's Compliance with Laws.......................... 21
             5.6    Hazardous Substances..................................... 21
             5.7    Parking.................................................. 22

ARTICLE VI   Construction of Project and Leasehold Improvements.............. 23
             6.1    Construction of Project.................................. 23
             6.2    Construction of Leasehold Improvements................... 23
             6.3    Alterations, Additions, Improvements..................... 23
             6.4    Property of Landlord..................................... 24
             6.5    Taxes and Tax Abatement.................................. 24
             6.6    Repairs by Landlord...................................... 25
             6.7    Repairs by Tenant........................................ 25
             6.8    Waiver of Landlord Liens................................. 25

ARTICLE VII  Condemnation and Casualty....................................... 26
             7.1    Condemnation............................................. 26
             7.2    Damages from Certain Causes.............................. 27
             7.3    Fire or Other Casualty................................... 27
             7.4    Casualty Insurance....................................... 28
             7.5    Liability Insurance...................................... 29
             7.6    Hold Harmless............................................ 29
             7.7    Waiver of Subrogation Rights............................. 30


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
ARTICLE VIII Tenant Default.................................................. 30
             8.1    Default by Tenant........................................ 30
             8.2    Non-Waiver............................................... 35
             8.3    Holding Over............................................. 35
             8.4    Attorneys' Fees.......................................... 35
             8.5    Limitation of Landlord's Liability....................... 35
             8.6    Limitation of Tenant's Liability......................... 36
             8.7    Arbitration.............................................. 36
             8.8    Default by Landlord...................................... 37

ARTICLE IX   Transfers....................................................... 38
             9.1    Assignment or Sublease by Tenant......................... 38
             9.2    Transfer by Landlord..................................... 40
             9.3    Peaceful Enjoyment....................................... 40

ARTICLE X    Additional Provisions........................................... 41
             10.1   Notices.................................................. 41
             10.2   Subordination............................................ 41
             10.3   Estoppel Certificate or Three-Party Agreement............ 41
             10.4   Brokerage................................................ 42
             10.5   Disclaimers.............................................. 42
             10.6   Memorandum of Lease...................................... 42
             10.7   Publicity................................................ 42
             10.8   Effect of Delivery of This Lease......................... 42
             10.9   Communications Equipment................................. 42
             10.10  Uninterrupted Power Supply............................... 44
             10.11  Option to Purchase....................................... 44
             10.12  Purchase of Property..................................... 45
             10.13  Miscellaneous............................................ 45
             10.14  Restatement.............................................. 46


                                    EXHIBITS:

Exhibit A    -   Land Description
Exhibit B    -   Floor Plans
Exhibit C    -   Certificate of Commencement Date
Exhibit D    -   Project Rules and Regulations
Exhibit E    -   Construction of the Project
Exhibit E-1  -   Construction Schedule
Exhibit F    -   Leasehold Improvements
Exhibit G    -   Initial Plans and Specifications
Exhibit G-1  -   Tenant Add Ons
Exhibit H    -   Renewal Option
Exhibit I    -   Expansion Option
Exhibit J    -   First Refusal Right
Exhibit K    -   Cleaning Specifications
Exhibit L    -   Memorandum of Lease
Exhibit M    -   Security Services
Exhibit N    -   Restrictions


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
                           GLOSSARY FOR DEFINED TERMS

Landlord....................................................................   1
Tenant......................................................................   1
Building....................................................................   1
Land........................................................................   1
Garage......................................................................   1
Project.....................................................................   1
Initial Premises............................................................   1
Premises....................................................................   1
Net Rentable Area...........................................................   2
Usable Area.................................................................   2
Service Areas...............................................................   2
Building Common Areas.......................................................   2
On-Floor Common Areas.......................................................   3
Leasable Space..............................................................   3
Term........................................................................   4
Commencement Date...........................................................   4
Rent Commencement Date......................................................   4
Rent........................................................................   4
Base Rental.................................................................   5
Base Rental Rate............................................................   5
Tenant's Additional Rental..................................................   5
Tenant's Estimated Additional Rental........................................   5
Tenant's Proportionate Share................................................   6
Operating Expenses..........................................................   6
Comparable Buildings........................................................  13
HVAC Service................................................................  13
Outline Plans and Specifications............................................  13
Normal Business Hours.......................................................  13
Holidays....................................................................  13
Essential Services..........................................................  16
Significant Portion.........................................................  16
Untenantable................................................................  16
Legal Requirements..........................................................  21
Rules and Regulations.......................................................  21
ADA.........................................................................  21
hazardous substances........................................................  22
Landlord Indemnified Parties................................................  22
Tenant Indemnified Parties..................................................  22
Restoration Estimate........................................................  27
Objectively Reasonable Efforts..............................................  33
Event of Default............................................................  37
Affiliate...................................................................  40
Control.....................................................................  40
Tenant's Equipment Area.....................................................  42
Communications Equipment....................................................  42
UPS.........................................................................  44
Restrictions................................................................  45
Lease....................................................................... C-1
Project Architect........................................................... E-1
Base Building Contractor.................................................... E-1
Preliminary Plans and Specifications........................................ E-1
Project Plans and Specifications............................................ E-1
Construction Schedule....................................................... E-3
Delivery.................................................................... E-3
Core and Shell Improvements................................................. F-1
Initial Tenant Improvements................................................. F-1
Tenant Plans and Specifications............................................. F-1
Tenant's Architect.......................................................... F-1
High Risk Items............................................................. F-2
Tenant Contractor........................................................... F-2
Landlord's Representative................................................... F-5
Tenant's Representative..................................................... F-6
Tenant Delay................................................................ F-6
Landlord Delay.............................................................. F-6
Force Majeure............................................................... F-7
Completion Date............................................................. F-7
substantial completion...................................................... F-7
substantially completed..................................................... F-7


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
Tenant Allowance............................................................ F-9
Initial Allowance........................................................... F-9
Additional Allowance........................................................ F-9
Permitted Tenant Allowance Costs............................................ F-9
Renewal Option.............................................................. H-1
Renewal Term................................................................ H-1
MRR......................................................................... H-2
Expansion Option............................................................ I-1
Expansion Space............................................................. I-1
Expansion Premises.......................................................... I-1
Preference Right............................................................ J-1
Preference Space............................................................ J-1
Preference Notice........................................................... J-1
ADA.........................................................................  21
Additional Allowance........................................................ F-9
Affiliate...................................................................  40
Base Building Contractor.................................................... E-1
Base Rental.................................................................   5
Base Rental Rate............................................................   5
Building Common Areas.......................................................   2
Building....................................................................   1
Commencement Date...........................................................   4
Communications Equipment....................................................  42
Comparable Buildings........................................................  13
Completion Date............................................................. F-7
Construction Schedule....................................................... E-3
Control.....................................................................  40
Core and Shell Improvements................................................. F-1
Delivery.................................................................... E-3
Essential Services..........................................................  16
Event of Default............................................................  37
Expansion Option............................................................ I-1
Expansion Space............................................................. I-1
Expansion Premises.......................................................... I-1
Force Majeure............................................................... F-7
Garage......................................................................   1
Hazardous Substances........................................................  22
High Risk Items............................................................. F-2
Holidays....................................................................  13
HVAC Service................................................................  13
Initial Premises............................................................   1
Initial Allowance........................................................... F-9
Initial Tenant Improvements................................................. F-1
Land........................................................................   1
Landlord....................................................................   1
Landlord Indemnified Parties................................................  22
Landlord Delay.............................................................. F-6
Landlord's Representative................................................... F-5
Leasable Space..............................................................   3
Lease....................................................................... C-1
Legal Requirements..........................................................  21
MRR......................................................................... H-2
Net Rentable Area...........................................................   2
Normal Business Hours.......................................................  13
objectively reasonable efforts..............................................  33
On-Floor Common Areas.......................................................   3
Operating Expenses..........................................................   6
Outline Plans and Specifications............................................  13
Permitted Tenant Allowance Costs............................................ F-9
Preference Right............................................................ J-1
Preference Space............................................................ J-1
Preference Notice........................................................... J-1
Preliminary Plans and Specifications........................................ E-1
Premises....................................................................   1
Project Plans and Specifications............................................ E-1
Project Architect........................................................... E-1
Project.....................................................................   1
Renewal Option.............................................................. H-1
Renewal Term................................................................ H-1
Rent........................................................................   4
Rent Commencement Date......................................................   4
Restoration Estimate........................................................  27
Restrictions................................................................  45


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
Rules and Regulations.......................................................  21
Service Areas...............................................................   2
Significant Portion.........................................................  16
substantial completion...................................................... F-7
substantially completed..................................................... F-7
Tenant Contractor........................................................... F-2
Tenant Delay................................................................ F-6
Tenant......................................................................   1
Tenant Allowance............................................................ F-9
Tenant Indemnified Parties..................................................  22
Tenant Plans and Specifications............................................. F-1
Tenant's Architect.......................................................... F-1
Tenant's Additional Rental..................................................   5
Tenant's Estimated Additional Rental........................................   5
Tenant's Representative..................................................... F-6
Tenant's Proportionate Share................................................   6
Tenant's Equipment Area.....................................................  42
Term........................................................................   4
Untenantable................................................................  16
UPS.........................................................................  44
Usable Area.................................................................   2


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
                      AMENDED AND RESTATED LEASE AGREEMENT


     THIS AMENDED AND RESTATED LEASE AGREEMENT (this "Lease") is effective as of the 24th day of April, 1998, by and between DNA COG, LTD., a Texas limited partnership ("Landlord"), whose address for purposes hereof is c/o Dienna Nelson Augustine Company, 1400 Post Oak Boulevard, Suite 1100, Houston, Texas 77056, and CABOT OIL & GAS CORPORATION, a Delaware corporation ("Tenant"), whose address for purposes hereof is 15375 Memorial Drive, Houston, Texas 77079, prior to the Commencement Date (as defined below), and thereafter shall be that of the Building (as defined below).

                              W I T N E S S E T H:

                                    ARTICLE I

                                    Premises

1.1  Premises.

     (a) Subject to and upon the terms, provisions and conditions hereinafter set forth, and each in consideration of the duties, covenants and obligations of the other under this Lease, Landlord does hereby lease to Tenant, and Tenant does hereby lease from Landlord, approximately 111,695 square feet of Net Rentable Area (as defined below), comprising a portion of the 1st Floor and all of Floors 3, 4, 5, and 6, of the building to be constructed by Landlord at 1200 Enclave Parkway, Houston, Harris, County, Texas (the "Building"), and situated on that parcel of real property to be purchased by Landlord and described on Exhibit "A" attached hereto (the "Land"). The Building, together with the Land and any additional land used in connection with the Building, the parking facilities serving the Building and any additional parking areas serving or used in connection with the Building (collectively, the "Garage"), and all other improvements situated on the Land or directly benefiting the Building, shall collectively be referred to herein as the "Project". The area initially leased in the Building under this Lease is hereinafter called the "Initial Premises" and is shown on the floor plan(s) attached hereto as Exhibit "B". The Initial Premises, as expanded pursuant to the terms hereof, shall hereinafter be referred to as the "Premises".

     (b) In addition to Tenant's rights with respect to the Premises, Tenant and Tenant's agents, employees, invitees and guests shall also have the non-exclusive right, in common with Landlord and the other tenants, if any, in the Project (and such tenants' agents, employees, invitees and guests), to use the common areas within the Project, including without limitation, all lobbies and restrooms (other than lobbies and restrooms on floors occupied entirely by one tenant or within such tenant's premises), public corridors, stairways (exclusive of any internal stairways which are wholly located within a tenant's leased premises, as to which such tenant shall have the exclusive right to use), elevators, entranceways, sidewalks, driveways, and other common areas, easements, facilities and appurtenances which, from time to time, benefit and serve, or are designed and intended to benefit and serve, tenants of the Project, subject to the Project Rules and Regulations (as hereinafter defined) to the extent hereinafter set forth; provided, that Landlord shall have the right, from time to time, to change such common areas within the Project as reasonably necessary or appropriate.

     (c) Tenant shall also have the non-exclusive right to enter into and use the interior stairs of the Building shown on the Project Plans and Specifications (as hereinafter defined), and to install card-key readers (or other means of access, subject to obtaining Landlord's prior approval thereto) for access from such stairwells onto the floors of the Building included in the Premises; provided, that Tenant pays for all costs and expenses of installing, operating and maintaining such access control systems, and for complying with all applicable Legal Requirements with respect thereto. Tenant agrees to indemnify Landlord for any and all liability and claims resulting from unauthorized access to the Premises and/or the Building as a result of such card-key or other means of access installed by Tenant.


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
1.2 Definitions  for Measuring the Premises and the Building.

     (a) The term "Net Rentable Area" shall mean, with respect to the area or areas within the Building being measured, the total of (i) the Usable Area (as defined below) of the area being measured; plus (ii) the portion of the Building Common Areas (as defined below) allocable to the area being measured; plus (iii) the portion of the On-Floor Common Areas (as defined below) allocable to the area being measured.

     (b) The term "Usable Area" shall mean, with respect to any Leasable Space (as defined below) in the Building, the total square footage of such space measured from the inside surface of the outer glass, finished column or exterior wall of the Building enclosing such space to (a) the inside surface of the opposite outer glass, finished column or exterior wall of the Building, or (b) the mid-point of any demising walls separating such space from other space within the Building, as the case may be. The Usable Area of any tenant space shall include any areas for the specific use of such tenant or installed at the request of such tenant, such as special stairs or elevators. No deductions from Usable Area shall be made for columns or projections.

     (c) The term "Service Areas" shall mean the square footage of the areas within (and measured from the mid-point of the walls enclosing) any Building stairs, fire towers, elevator shafts, flues, vents, stacks, vertical pipe shafts, vertical ducts and other vertical penetrations. Areas reserved for the exclusive use of a tenant such as special stairs or elevators are not included within the definition of Service Areas.

     (d) The term "Building Common Areas" shall mean the square footage of the areas within (and measured from the mid-point of the walls enclosing) the Building elevator machine rooms, main mechanical and electrical rooms, public lobbies, enclosed garage access walkways and other areas not included in Service Areas or On-Floor Common Areas, but which are necessary or desirable for the proper utilization of the Building or to provide customary services to the Building. The allocation to the Premises of the Building Common Areas shall be equal to the total Building Common Areas within the Building multiplied by a fraction, the numerator of which is the Usable Area of the Premises and the denominator of which is the total Usable Area of the Building.

     (e) The term "On-Floor Common Areas" shall mean, with respect to any floor on which all of the Leasable Space on such floor is not leased to one tenant, the square footage of the areas within (and measured from the mid-point of the walls enclosing) public corridors, elevator foyers, restrooms, mechanical rooms, janitor closets, telephone and equipment rooms, and other similar facilities for the use of tenants on the floor on which the Premises are located and which are not included in Service Areas or reserved for the exclusive use of a particular tenant. The allocation to the Premises of any On-Floor Common Areas shall be equal to the total On-Floor Common Areas on a floor multiplied by a fraction, the numerator of which is the Usable Area of the Premises located on said floor and the denominator of which is the total Usable Area of said floor.

     (f) The term "Leasable Space" shall mean the space in the Building that is actually leased to tenants (including without limitation, Tenant), or that is available or intended for lease to tenants, including the Premises and the management and/or leasing office(s) for the Project.

1.3 Measurement of Premises. Based on the foregoing definitions, the Net Rentable Area of the Premises is estimated to be approximately 111,695 square feet and the Net Rentable Area of the Building is estimated to be approximately 149,654 square feet. After the Commencement Date but not later than thirty (30) days following the Commencement Date (as hereinafter defined), Landlord shall cause such estimates to be confirmed by the Project Architect in accordance with the definitions contained in this Lease. Upon such confirmation by the Project Architect, Tenant shall have the right to request that the Project Architect review such calculations with Tenant's Architect (as hereinafter defined) and in the event of a dispute regarding same that cannot be resolved by the parties within sixty (60) days following notice thereof to the other party, either party shall be entitled to submit such dispute to arbitration in accordance with
Section  8.7  below.  In the event of a change in the Net  Rentable  Area of the


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Premises or the Building based on physical changes to the Building, Landlord and
Tenant shall each execute a confirmation agreement setting forth such corrected areas as well as Tenant's Share and Tenant's Base Rental (if changed). Landlord and Tenant shall each execute similar confirmation agreements each time additional space is added to or deleted from the Premises or Base Rental or Tenant's Share changes pursuant to the terms hereof.

1.4 No Modification of Net Rentable Area. No modification of Net Rentable Area of the Premises (except incident to additions thereto or deletions therefrom pursuant to the terms hereof) or the Building shall be made for purposes of this Lease except upon the mutual agreement of Landlord and Tenant.

                                   ARTICLE II

                                      Term

2.1 Term. Subject to and upon the terms and conditions set forth in this Lease, the term of this Lease (the "Term") shall commence on the date (the
"Commencement Date") which is the earlier to occur of (a) the Completion Date (as defined in Exhibit "F") or (b) the date Tenant first occupies and commences to use the Premises for the conduct of its business therein, and shall expire on the last day of the one hundred twentieth (120th) full calendar month after the Commencement Date, unless earlier terminated as provided in this Lease. If the Commencement Date should be changed for any reason, including a change pursuant to the terms of Exhibit "F" attached hereto, Landlord shall not be responsible for any claims, damages or liabilities in connection therewith or by reason thereof except as specifically provided in Exhibits "E" and "F". After the occurrence of the Commencement Date, Tenant and Landlord shall execute a certificate confirming the Commencement Date in the form attached hereto as Exhibit "C".

                                   ARTICLE III

                                 Rental Payments

3.1 Payments of Rent.

     (a) Commencing on the date (the "Rent Commencement Date") which is the later to occur of (a) the Commencement Date or (b) August 1, 1999, and continuing thereafter throughout the Term, Tenant shall pay the Base Rental as described in Section 3.2, plus Tenant's Estimated Additional Rental and Tenant's Additional Rental, as described in Section 3.3 (the Base Rental, Tenant's Estimated Additional Rental, Tenant's Additional Rental, and all other amounts payable to Landlord under this Lease are sometimes hereinafter collectively referred to as "Rent"), in the manner and at such times as are provided in this Lease. Base Rental, together with Tenant's Estimated Additional Rental, shall be due and payable in twelve (12) equal installments on the first day of each calendar month during the Term, in legal tender of the United States of America, and Tenant shall pay such Rent to Landlord at Landlord's address specified in the preamble paragraph of this Lease (or to such other person or at such other address as may be designated by Landlord from time to time), so that Landlord has received such installments monthly on or before the first day of each such calendar month.

     (b) If the Commencement Date is other than the first day of a calendar month or if this Lease terminates on other than the last day of a calendar month, then the installments of Base Rental, Tenant's Estimated Additional Rental and Tenant's Additional Rental for such month or months shall be prorated and the installment or installments so prorated shall be paid in advance. The payment for such prorated month shall be calculated by multiplying the sum of Base Rental and Tenant's Estimated Additional Rental or Tenant's Additional Rental, as the case may be, by a fraction, the numerator of which shall be the number of days of the Term occurring during said commencement or termination month, as the case may be, and the denominator of which shall be three hundred sixty-five (365).

     (c) Tenant shall pay all Rent that becomes payable by Tenant to Landlord under this Lease at the times and in the manner provided in this Lease, without demand, abatement, deduction, set-off or counterclaim except as expressly permitted in this Lease. All Rent owed by Tenant


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
          to Landlord under this Lease shall bear interest from the date due until properly paid at a rate (the "Applicable Rate") equal to the lesser of (i) four percent (4%) above the per annum "base rate" (or if the "base rate" is discontinued, the rate announced as that being charged to the most creditworthy commercial borrowers for ninety (90) day unsecured loans) announced by Citibank, N.A. (or its successor), from time to time, or (ii) the maximum lawful contract rate per annum; provided that, the first two (2) late payments of Rent made by Tenant during any twelve (12) month period shall not begin to accrue interest at the Applicable Rate until three (3) days after the date when such payment of Rent is due if such payment is not made within said three
          (3) day period.

3.2 Base Rental. Throughout the Term, Tenant shall pay a base annual rental ("Base Rental") equal to the product of the following base rental rates (individually, a "Base Rental Rate" and collectively, "Base Rental Rates") for the indicated rental periods multiplied by the number of square feet of Net Rentable Area within the Premises during such period:

                                                                      Annual
                Rental Period                  Base Rental Rate     Base Rental*
    =========================================  ================     ===========
    Rent Commencement Date through the 5th          $16.54          $1,847,435
    anniversary of the Commencement Date

    5th anniversary of the Commencement Date        $18.61          $2,078,644
    through the 10th anniversary of the
    Commencement Date

*assuming 111,695 square feet of Net Rentable Area in the Premises.

3.3 Additional Rental.

     (a) Tenant shall also pay as additional rental Tenant's Proportionate Share of Operating Expenses for each calendar year during the Term plus an annual management fee equal to three percent (3%) of the Base Rental and Additional Rental (exclusive of such management fee) payable by Tenant for such calendar year (collectively, "Tenant's Additional Rental"). At least thirty (30) days prior to the Rent Commencement Date and prior to the commencement of each calendar year during the Term, Landlord shall provide Tenant a statement of Landlord's reasonable estimate of Tenant's Additional Rental ("Tenant's Estimated Additional Rental") for such calendar year, or portion thereof as the case may be, and Tenant shall thereafter pay Tenant's Estimated Additional Rental for such calendar year in accordance with Section 3.1 above. In addition, if at any time during a calendar year it appears to Landlord that Tenant's Additional Rental for such calendar year will exceed Tenant's Estimated Additional Rental then being paid by Tenant, Landlord shall have the right, but not the obligation, to appropriately revise, on at least 30 days' notice to Tenant, Tenant's Estimated Additional Rental for the remainder of such calendar year and Tenant shall thereafter pay the revised Tenant's Estimated Additional Rental for the remainder of such calendar year.

     (b) Within one hundred fifty (150) days after the end of the calendar year during the Term, and as soon as reasonably possible after the termination of this Lease (Landlord and Tenant agreeing that the provisions of this Section 3.3 shall survive the termination of this Lease), Landlord shall provide Tenant a statement showing the Operating Expenses for said calendar year as prepared by a certified public accounting firm, and a statement prepared by Landlord comparing Tenant's Estimated Additional Rental with Tenant's Additional Rental. If Tenant's Estimated Additional Rental exceeds Tenant's Additional Rental for said calendar year, Landlord shall refund to Tenant the excess paid by Tenant within thirty (30) days after providing Tenant the statement. Additionally, if Tenant's Estimated Additional Rental has been overestimated by five percent (5%) or more, Landlord shall refund to Tenant interest on the entire overpayment at the Applicable Rate from July 1 of the calendar year during which such overpayment was made until refunded. If Tenant's Additional Rental exceeds Tenant's Estimated Additional Rental for said calendar year, Tenant shall pay to Landlord within thirty (30) days of receipt of the


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          statement an amount equal to such difference. Notwithstanding anything in this Lease to the contrary, Landlord acknowledges and agrees that, except as provided in Section 3.4(d) below, in no event shall any Operating Expenses be billed or chargeable to Tenant after the date which is two (2) years following the calendar year end in which such Operating Expenses were incurred by Landlord. In the event Landlord (or any successor to Landlord in the event the Building is conveyed to a new owner during the Term of this Lease, as the Term may be renewed as provided herein) fails to bill any such Operating Expenses to Tenant within the aforementioned two (2) year period, Tenant shall have no obligation to pay any such Operating Expenses. For purposes of this Section 3.3, third-party expenses shall be deemed to have been incurred by Landlord on the date that Landlord receives an invoice for such third-party expense.

     (c) "Tenant's Proportionate Share" shall mean the percentage found by dividing the Net Rentable Area of the Premises by the Leasable Area in the Building.

3.4 Operating Expenses.

     (a) The term "Operating Expenses" shall mean all reasonable expenses, costs and disbursements relating to or incurred or paid in connection with the ownership, operation and maintenance of the Project, computed on an accrual basis and determined in accordance with generally accepted accounting principles consistently applied, including but not limited to the following: (i) wages and salaries of all persons (other than corporate, executive or home office administrative personnel) engaged in the operation, maintenance or access control of the Project, and personnel who provide traffic control relating to ingress and egress to and from the Building and Garage to the adjacent public streets, including all taxes, insurance, and benefits relating thereto; provided, that if any such personnel are working on other projects, including those being periodically developed, managed and/or operated by Landlord or one or more of its affiliates in addition to the Project, then such employees' wages, salaries and other compensation and benefits shall be equitably allocated among all such projects such that only that portion of such expenses (in proportion to their time spent in performing services for the Project) shall be included herein; (ii) the cost of all supplies, tools, equipment, and materials used in the management, operation, maintenance and security of the Project; (iii)the cost of all utilities for the Project, including but not limited to the cost of water and power for heating, lighting, air conditioning, and ventilating the Building during Normal Business Hours, but excluding those costs separately billed to specific tenants; (iv) the cost of all maintenance and service agreements for the Project and the equipment therein, including but not limited to access control, window cleaning, elevator maintenance, janitorial service, security and landscaping; (v) the cost of repairs and general maintenance (excluding repairs and general maintenance paid by proceeds of insurance, by Tenant or by other third parties, alterations attributable solely to tenants of the Project, and repairs and general maintenance required to be paid by other tenants or which would have been paid by insurance required to be maintained by Landlord under this Lease); (vi) an amortization charge (including an interest factor equal to the Applicable Rate) on account of any Capital Cost (as defined in paragraph (v) of Section 3.4(b) below) incurred by Landlord to either (a) effect a reduction in the Operating Expenses of the Project (in which case the Capital Cost shall be amortized over the payback period, but such amortization charge shall not exceed the actual annual reduction in Operating Expenses) or (b) comply with applicable governmental requirements due to changes in laws (or current reasonable interpretations thereof) in effect as of the Commencement Date (in which case the Capital Cost shall be amortized over the useful life of the Capital Cost not to exceed ten
          (10) years); (vii)the cost of all insurance relating to the Project, including but not limited to the cost of casualty, rental loss and liability insurance applicable to the Project and Landlord's personal property used in connection therewith and the cost of deductibles (to the extent not in excess of any limitations on deductible amounts set forth herein) paid on claims made by Landlord; provided, however, with respect to rental loss insurance, Operating Expenses shall not include any additional premiums associated with covering rental loss for a


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          period in excess of twelve (12) months; (viii) all taxes, assessments, and governmental charges, whether directly paid by Landlord, whether federal, state, county, or municipal and whether imposed by taxing districts of authorities presently taxing the Project or by others subsequently created or otherwise, and any other taxes and assessments attributable to the Project or its operation, including without limitation reasonable costs and expenses incurred by Landlord in contesting such taxes, but excluding federal and state taxes on income, death taxes, franchise taxes, and any taxes imposed or measured on or by the income of Landlord from the operation of the Project (other than ad valorem taxes on the Project determined by reference to Landlord's income from the Project) or imposed in connection with any change of ownership of the Project; provided, however, that if at any time during the Term, the present method of taxation or assessment shall be so changed that the whole or any part of the taxes, assessments, levies, impositions, or charges now levied, assessed or imposed on real estate and the improvements thereof, shall be changed and as a substitute therefor, or in lieu of an addition thereto, taxes, assessments, levies, impositions, or changes shall be
          levied,  assessed,  or  imposed  wholly  or  partially,   directly  or
          indirectly, as a capital levy or otherwise on the rents received from the Project or the Rent reserved herein or any part thereof, then such substitute or additional taxes, assessments, levies, impositions or charges, to the extent so levied, assessed, or imposed, shall be deemed to be included within the Operating Expenses to the extent that such substitute or additional tax would be payable if the Project were the only property of Landlord subject to such tax; (ix) market rental and other office expenses for Landlord's On-Site management office; provided, in no event shall such expenses apply to in excess of 1,500 square feet of Net Rentable Area; (x) all landscape maintenance costs for the Project; (xi) any lease payments made by Landlord for any equipment used in the operation or maintenance of the Project, excluding, however, any part of such lease payments that constitutes a Capital Cost and could not be included as an Operating Expense under clause (vi) of this Section 3.4(a); (xii)an allocation for Landlord's corporate, executive and home office personnel of up to $10,000 per
          year;  and  (xiii)   Landlord's  (or  Landlord's   managing   agent's)
          accounting and audit costs and attorneys' fees applicable to the Project, including without limitation, the cost of providing audited statements of Operating Expenses to all tenants as required by Section 3.3(b) above (provided that costs charged hereunder shall not include any such costs incurred in connection with preparation of tax returns or internal ownership accounting); and (xiv)any and all other expenses necessary or appropriate for operation, maintenance, repair, security or management of the Project consistent with the standards for Comparable Buildings (as hereafter defined).

     (b) Notwithstanding the foregoing, the following items shall be expressly excluded from Operating Expenses: (i) repairs or other work occasioned by fire, windstorm or other casualty, to the extent that the costs of which are reimbursed to Landlord by insurers or by governmental authorities in eminent domain; (ii) costs, expenses and fees relating to negotiating with or entering into leases for space in the Building, or in connection with disputes with and/or enforcement of agreements with prospective tenants, tenants or other occupants of the Project, including leasing commissions and attorneys' fees; (iii)costs incurred in renovating or otherwise improving, decorating or redecorating space for tenants or other occupants in the Building or vacant Leasable Space in the Building, or for more than $18,000 of costs incurred by Landlord in the initial build-out of the Building management office, which costs shall be amortized over the initial term hereof at an interest cost of ten percent (10%) per annum; (iv) Landlord's cost of electricity and other services sold to tenants and which are not standard for the Building, for which Landlord is reimbursed or entitled to be paid by tenants as an additional charge or rental; (v) Costs of a capital nature, including, but not limited to, capital additions, capital improvements, capital alterations, capital replacements, capital equipment and capital tools, and/or capital redesign, all in accordance with generally accepted accounting principles, consistently applied, giving due regard for the materiality of any such expenditures ("Capital Costs"), except as provided for in Section 3.4(a) above; (vi) expenses in connection with services or other benefits of a type which are not standard for the


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          Building and which are not available to Tenant without specific charge therefor, but which are provided to another tenant or occupant and for which such tenant or occupant is specifically charged by Landlord;
          (vii)principal, finance charges and interest on debt or amortization payments on any mortgage, or mortgages, and rental under any ground or underlying lease, or leases, except to the extent the same may be made to pay or reimburse, or may be measured by, ad valorem taxes, insurance or other amounts that would otherwise be included in Operating Expenses; (viii) advertising and promotional expenses; (ix) depreciation and amortization, except as set forth in clause (vi) of
          Section 3.4(a) above; (x) Fines, penalties and legal fees incurred due
          to  the   violation  by  Landlord,   its   employees,   agents  and/or
          contractors, any tenant or other occupant of the Building, of any terms and conditions of this Lease or of the leases of other tenants in the Building, and/or of any valid, applicable laws, rules, regulations and codes of any federal, state, county, municipal or other governmental authority having jurisdiction over the Building that would not have been incurred but for such violation by Landlord, its employees, agents and/or contractors, tenants or other occupants of the Building; (xi) Penalties for late payment, including, without limitation, penalties for late payment of taxes, equipment leases, etc.; (xii)Payments to any subsidiary or Affiliate of Landlord for services (other than the management fee) on or to the Building and/or the Land, or for goods, supplies or other materials, to the extent that the costs of such services, goods, supplies and/or materials exceed the costs that would have been paid had comparable services, goods, supplies or materials been provided by parties unaffiliated with Landlord; (xiii) To the extent that a separate allocation has been made therefor by the applicable taxing authority, real estate taxes allocable to the leasehold improvements of tenants in the Building (in excess of Building standard); (xiv)Except as set forth in
          Sections  3.4(a)(xii)  and  (xiii),  wages,  salaries,   benefits  and
          expenses   attributable  to  Landlord's  or  its  property  management company's executive personnel above the level of building manager or central office administrative personnel; (xv) Costs or expenses incurred with respect to the purchase, ownership, leasing, showing, promotion and/or repairs of sculptures, paintings or other works of art; maintenance (as opposed to repairs) of any such sculptures, paintings or other works of art shall be included in Operating
          Expenses; (xvi)Costs for which Landlord is compensated through or reimbursed by insurance or other means of recovery; (xvii) Costs of correcting or repairing defects, including latent defects, in the
          construction   of  the  Building   (and/or  any   associated   parking
          facilities,   and/or   equipment  or  the   replacement  of  defective
          equipment, to the extent such costs are covered by warranties in effect of manufacturers, suppliers or contractors, or are otherwise borne by parties other than Landlord); (xviii) Contributions to
          operating   expense   reserves;   (xix)Contributions   to   charitable
          organizations (other than for up to $500.00 of such contributions made with Tenant's prior written approval); (xx) Costs incurred in removing the property of former tenants and/or other occupants of the Building;
          (xxi)Consulting costs and expenses incurred by Landlord except to the extent same relate to the management, repair, maintenance, security or operation of the Project; (xxii) The costs of any "tap fees" or one-time lump sum sewer or water connection fees for the Building; (xxiii) Costs or fees relating to the defense of Landlord's title to or interest in the Building and/or the Land, or any part thereof;
          (xxiv) Unless Tenant's prior written approval has first been obtained, costs incurred in installing, operating, maintaining and/or owning any specialty facilities or specialty services not customarily installed, operated and/or maintained in Comparable Buildings, such as an
          observatory,   beacon(s),  broadcasting  facilities  (other  than  the
          Building's music system, life support and security systems), luncheon club, athletic or recreational club, helicopter pad, child care
          center,   kiosks,   concierge  or  similar   facilities  or  services.
          Notwithstanding  the  foregoing,   the  costs  of  providing  standard
          Building services to any of the foregoing shall not be excluded from Operating Expenses provided that the tenant or occupant thereof pays its proportionate share of the costs of such services for the Project
          as  a  whole;  and  (xxv)Any   expenditure  of  a  type  that  is  not
          specifically included hereunder and that is not of the type necessary or appropriate for the operation, maintenance, repair, security or management of the Project consistent with the standards for Comparable Buildings.


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     (c)  Notwithstanding  any other provision  herein to the contrary,  if less than ninety-seven and one-half percent (97.5%) of the Net Rentable Area in the Building is occupied and fully provided with Building standard services during any partial year or any full calendar year, an adjustment shall be made in computing each component of Operating Expenses (other than the items described in Section 3.4(a)(viii)) for such year so that Operating Expenses shall be computed for such year as though ninety-seven and one-half percent (97.5%) of the Net Rentable Area leased or held for lease in the Building had been occupied and provided with Building standard services during such partial or full year. Any such adjustment shall be made in a manner consistent with the predominant practice of landlords of Comparable Buildings.

     (d) Landlord shall maintain or cause to be maintained complete and accurate records of all Operating Expenses. As long as an Event of Default by Tenant is not then continuing under the Lease, Tenant, at its sole cost and expense, shall have the right not more than once per calendar year during the Term to audit Landlord's books and records relating to the Operating Expenses for any preceding calendar year for the sole purpose of determining whether this Lease and generally accepted accounting principles have been followed and consistently applied. This audit must take place during reasonable normal business hours at Landlord's office at the address specified in the preamble paragraph of this Lease (or such other address as may be designated by Landlord from time to time). If Tenant elects to exercise this right, Tenant must do so within two (2) years after the date Landlord delivers to Tenant the statements described in Section 3.3, or Tenant shall be deemed to have accepted the Operating Expenses as presented by Landlord; provided, that if Tenant exercises its audit right within such two (2) year period and discovers an error in Landlord's calculation of such Operating Expenses, Tenant shall be permitted to go back one (1) additional year for the sole purpose of determining whether the same error(s) were made in such prior year as well, in which event Landlord shall also have the opportunity to review such additional one (1) year period and to charge Tenant for any Operating Expenses for which Tenant was incorrectly not charged. Tenant acknowledges that Landlord shall not be required to consider any claim that Landlord has charged Tenant more than Tenant's Proportionate Share of Operating Expenses based on an audit by (i) any party (other than a "Big 6" accounting firm) performing such audit on or under a contingency fee arrangement or otherwise basing its fees on the savings produced for Tenant from such audit, or (ii) any party other than a "Big 6" accounting firm or other regional certified public accounting firm reasonably approved by Landlord in advance. In the event that Tenant asserts an error by Landlord on the basis of Tenant's audit, Landlord shall have the right to review Tenant's audit report and to perform its own investigation of Tenant's findings.

          If an audit performed by Tenant and confirmed by Landlord reveals an overcharge in the Operating Expenses paid by Tenant of 3% or more of the amount actually due from Tenant, Landlord shall reimburse Tenant for all out of pocket costs incurred by Tenant in connection with such audit. Any shortfalls or excess revealed by Tenant's inspection or audit and verified by Landlord shall be paid to the applicable party within thirty (30) days after such party is notified of such shortfall or excess.

3.5 Reduced Services. To the extent Operating Expenses are reduced due to the fact that one or more full floors within the Premises are not being occupied (without implying that Tenant must remove its furniture, fixtures and equipment from such space), any savings in Operating Expenses actually realized (as reasonably estimated by Landlord) by Landlord shall be passed on to Tenant.

3.6 Tax Protests. Except as provided herein, Tenant hereby waives any and all rights under applicable law to an administrative or judicial review of any determination of the appraised value of the Project, including without limitation, any rights applicable under the Texas Tax Code (as amended); provided, that if Landlord does not otherwise intend to review or contest the appraised value of the Project during any calendar year, Landlord agrees, upon such request by Tenant, to undertake such review and/or protest, with the cost thereof being an Operating Expense of the Project.


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                                   ARTICLE IV

                                Landlord Services

4.1 Services to be Provided by Landlord. Landlord shall operate and maintain the Project in accordance with the standards customarily followed in the operation and maintenance of Comparable Buildings, and shall furnish to Tenant as long as Tenant and its permitted sublessees and assigns are occupying the Premises, the following services, which services shall be in keeping with the services customarily provided in first-class office buildings in the area of Houston, Texas, bounded by State Highway 6, Interstate Highway 10 (including the properties immediately adjacent to both sides of such freeway), Kirkwood and Briar Forest ("Comparable Buildings"):

     (a) hot and cold domestic water at those points of supply provided for general use of tenants in the Building;

     (b) heating, ventilation and air conditioning ("HVAC Service") in season, subject to curtailment required by governmental laws, rules, or regulations, in such amounts as are reasonably required in Landlord's judgment for the comfortable use and occupancy of the Premises and consistent with the provisions of the Outline Plans and Specifications attached hereto as Exhibit "G" (the "Outline Plans and Specifications"). Landlord shall furnish HVAC Service to Tenant between the hours of 7:00 a.m. and 7:00 p.m. Monday through Friday, and 8:00 a.m. and 2:00 p.m. Saturdays (herein referred to as "Normal Business Hours"), excluding the following holidays: New Year's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Friday following Thanksgiving Day, Christmas Eve, Christmas Day and one additional day per year if designated by Tenant on or before November 1 of the immediately preceding calendar year ("Holidays");

     (c) routine maintenance and standard electric lighting service for all public areas and service areas of the Project;

     (d) janitorial service on a five (5) day week basis, exclusive of Holidays and generally in accordance with the janitorial specifications set forth in Exhibit "K" attached hereto; provided, that if Tenant's floor coverings or other improvements are other than Building standard, or if Tenant requires such janitorial service to be performed at times different than the times such service is typically provided to the other tenants in the Project, Tenant shall pay the net additional cleaning cost, if any, attributable thereto. If Tenant reasonably determines that Landlord's cleaning contractor is not providing janitorial service to the level required hereby, and Landlord is not able to correct such performance within thirty (30) days following Tenant's notice thereof (specifying in reasonable detail any such deficiencies) and consistently maintain such level thereafter, then Tenant shall have the right to cause Landlord to engage a new cleaning contractor reasonably satisfactory to Tenant to provide such services for the Project; provided, that Tenant may not exercise such right more often than once every two (2) calendar years during the Term.

     (e) equipment or personnel designed to limit access to the Project in accordance with the standards of Comparable Buildings, which services shall include at least one (1) on-site security person on a full-time (24-hour) basis performing generally the services outined in Exhibit "M" attached hereto, limited (e.g., by card-key) access to the Building after Normal Business Hours, and limited (e.g., by card-key) access for automobiles entering into the non-visitor portion of the Garage. Any reasonable services in excess of such level requested by Tenant shall be provided, but at Tenant's sole cost and expense. LANDLORD SHALL HAVE NO RESPONSIBILITY TO PREVENT, AND SHALL NOT BE LIABLE TO TENANT FOR AND SHALL BE INDEMNIFIED BY TENANT AGAINST, LIABILITY OR LOSS OF TENANT, ITS AGENTS, CONTRACTORS, CUSTOMERS, EMPLOYEES, INVITEES, LICENSEES, SERVANTS, AND VISITORS ARISING OUT OF LOSSES DUE TO THEFT, BURGLARY, OR DAMAGE OR INJURY TO PERSONS OR PROPERTY CAUSED BY PERSONS GAINING ACCESS TO THE PROJECT, THE GARAGE OR THE PREMISES, AND TENANT HEREBY RELEASES LANDLORD FROM ALL LIABILITY RELATING THERETO, REGARDLESS OF WHETHER SUCH LOSSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF LANDLORD; LIKEWISE, NEITHER TENANT NOR ITS SUBTENANTS SHALL HAVE RESPONSIBILITY TO


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          PREVENT, AND SHALL NOT BE LIABLE TO LANDLORD FOR, LIABILITY OR LOSS TO
          LANDLORD, ITS AGENTS, CONTRACTORS, CUSTOMERS, EMPLOYEES, INVITEES, LICENSEES, SERVANTS, AND VISITORS ARISING OUT OF LOSSES DUE TO THEFT OR BURGLARY OR DAMAGE OR INJURY TO PERSONS OR PROPERTY CAUSED BY PERSONS GAINING ACCESS TO THE PROJECT, THE GARAGE OR THE PREMISES, AND LANDLORD HEREBY RELEASES TENANT FROM ALL LIABILITY RELATING THERETO, REGARDLESS OF WHETHER SUCH LOSSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF TENANT;

     (f) electrical capacity sufficient to service a total connected load of not less than seven (7) watts per square foot of Net Rentable Area within the Premises (exclusive of Building standard lighting and base-Building air handlers), plus sufficient additional electrical capacity to operate Building-standard lighting and base-Building air handlers, calculated separately for each floor on which portions of the Premises are located. Landlord will provide all electrical distribution equipment (including but not limited to feeders, meters, K-rated transformers, low voltage panel boards with 20 AMP single pole circuit breakers) required to provide a minimum low voltage (208Y/120V) connected load of five (5) watts per square foot and a minimum high voltage (480Y/277V) connected load of two (2) watts per square foot. There shall be no less than one (1) transformer per floor. Electricity will be made available to Tenant twenty-four (24) hours per day, seven (7) days per week; however, Tenant shall pay to Landlord, monthly as billed, such charges as may be separately metered for Tenant's electrical consumption exceeding .85 kilowatt hours per square foot of Net Rentable Area per month. Any such meters will be installed, operated and maintained by Landlord, and Tenant shall reimburse Landlord for the actual and reasonable out-of-pocket costs for such installation, operation and maintenance. Metered consumption at Tenant's expense shall be charged at a per kilowatt-hour cost equal to the Building average cost per Kilowatt-hour calculated by dividing the total effective Building electricity charges for the month the metered electricity was supplied, by the total number of Kilowatt-hours used by the Building. Landlord will coordinate the installation of such meters with Tenant so as not to unreasonably interfere with the operation of Tenant's business or the construction of the Initial Tenant Improvements, as applicable. Should the total electrical capacity of Tenant's machines and equipment located in the Premises exceed low voltage (208Y/120V) connected load of five (5) watts per square foot or high voltage (480Y/277V) connected load of two (2) watts per square foot of Net Rentable Area of the Premises and such excess capacity necessitates installation by Landlord of additional electrical equipment in excess of Building standard, the same shall be installed, operated and maintained by Landlord, and
          Tenant shall reimburse Landlord for the actual and reasonable out-of-pocket costs for such installation, operation and maintenance. If the heat generated by the operation of Tenant's electrical equipment requires air conditioning in excess of Building standard air conditioning, the same shall be installed (subject to Landlord's prior approval of location and compatibility with Building systems, which approval shall not be unreasonably withheld or delayed) and maintained by Tenant, at Tenant's expense, and Tenant shall pay all expenses attributable thereto.

     (g) all Building standard fluorescent bulb and ballast replacement in all areas and all incandescent bulb replacement in public areas, toilet and restroom areas and stairwells;

     (h)  nonexclusive  passenger  elevator service to the Premises  twenty-four
          (24) hours per day and nonexclusive freight elevator service during normal Business Hours (and after Normal Business Hours, if properly scheduled with Landlord); and

     (i) periodic extermination services as shall be reasonably appropriate.

Except as otherwise provided above, water, electricity and lighting in public areas of the Project shall be provided twenty-four (24) hours a day, seven (7) days a week.

Landlord shall retain or cause to be retained at least one (1) full-time property manager with no less than five (5) years experience in the management of suburban office buildings to be in charge of managing the Building, and shall


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maintain or cause to be  maintained  one (1) full time engineer at the Building.
The property manager may (but shall not be obligated to) split his time between the Building and no more than one other building (which other building shall be in the Galleria or other west-Houston area) that he is managing at the same time.

4.2  Interruption  of  Services.

     (a) To the extent the services described in Section 4.1 require electricity, gas or water supplied by public utilities, Landlord's covenants thereunder shall only impose on Landlord the obligation to use its reasonable efforts to cause the applicable public utilities to furnish the same. Failure by Landlord to any extent to furnish the facilities, utilities or services described in Section 4.1, or any cessation in the furnishing of same, shall not render Landlord liable in any respect for damages to either person or property, nor be construed as an eviction of Tenant, nor constitute a breach of any covenant or implied warranty hereunder, nor work an abatement of Rent, nor relieve Tenant from fulfillment of any covenant or agreement under this Lease. Landlord shall use all commercially reasonable efforts under the circumstances to restore such services as quickly as possible. In addition to the foregoing, should any of the equipment or machinery break down, cease to function properly for any cause, or be intentionally turned off for testing or maintenance purposes, Tenant shall have no claim for abatement or reduction of Rent or damages on account of an interruption in service occasioned thereby or resulting therefrom; provided, however, Landlord agrees to use all commercially reasonable efforts under the circumstances to promptly repair said equipment or machinery and to restore said services as quickly as reasonably possible.

     (b) Notwithstanding the foregoing, except with respect to a casualty or condemnation (which casualty or condemnation shall be governed by
          Article VII below and not by this Section 4.2(b)) or interruption caused by the actions of Tenant or its employees, agents, representatives, or contractors, if (i) there occurs an interruption in the HVAC, electricity, water or elevator services (the "Essential Services") to the Building or Premises; (ii) such interruption renders a Significant Portion (hereinafter defined) of the Premises Untenantable (hereinafter defined); and (iii) such interruption continues to render a Significant Portion of the Premises Untenantable for five (5) consecutive business days (or for more than five (5) business days in a ten (10) consecutive business day period), then Rent shall abate as to that portion of the Premises that is rendered Untenantable. The abatement shall commence on the sixth (6th) day of such interruption and continue for so long as the interruption continues; provided, however, if the interruption of Essential Services continues to render more than fifty percent (50%) of the Premises Untenantable for forty-five (45) consecutive days, Tenant shall have the right, but only if exercised during the period such interruption shall continue to exist, to terminate this Lease effective as of the date of such notice, in which event Tenant will be relieved of all obligations arising after such date hereunder. In lieu of such termination, if Landlord is not using all commercially reasonable efforts to cure such failure, Tenant shall have the right to cure such Essential Services failure and Landlord shall reimburse Tenant (which reimbursement Tenant may effect through the withholding of Rent) for all reasonable sums expended in so curing such failure. As used in this Lease, the term "Significant Portion" shall mean at least one thousand (1,000) square feet of Net Rentable Area, and the term "Untenantable" shall mean the condition whereby Tenant is unable, on a reasonable basis, to use the Premises or a portion thereof for the conduct of its business therein and, in fact, does not use the Premises (or such portion thereof) for such purposes as a result thereof. In consideration of the terms of this Section 4.2(b), Tenant waives any and all other rights and remedies Tenant may have at law or in equity, including without limitation any rights Tenant may have arising from implied warranties of suitability, as a result of the circumstances described in this Section 4.2.


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4.3 Payment for Non-Standard  Services.

     (a) Landlord shall provide HVAC Service for such additional times as Tenant shall request; provided, that Tenant shall (i) give Landlord notice of any evening HVAC Service required not later than 5:00 p.m. on the date such service is required and not later than 5:00 p.m. on Friday or the prior business day for any weekend or Holiday service, and (ii) pay to Landlord for providing such HVAC Services an amount equal to Landlord's actual cost for providing same, excluding any management fee or administrative charge; provided, that in no event shall the charge to Tenant for such overtime HVAC operation (prior to the proration set forth below) exceed the respective prevailing hourly rates for cooling and heating charged from time to time to other tenants in the Building. Further, in the event there are other tenants sharing a Floor with Tenant and such other tenant(s) or occupant(s) of such Floor request utilization of the same air handling system at the same time as Tenant, the charges to Tenant shall be reduced pro-rata (on a rentable square foot basis) based on the relative area of the tenants using such same system. To eliminate the necessity of the notices to Landlord as described above, Landlord shall during the design stage for the Building review the possibility of installing as part of the base Building, a card-reader allowing Tenant to program its own after-hours air conditioning. If such equipment will not result in an increase in base Building costs by more than $5,000, Landlord shall install same at Landlord's sale cost and expense; if such equipment will result in a greater increase, Landlord will notify Tenant and give Tenant the option to reimburse Landlord for such incremental costs. If Tenant elects not to cover such incremental costs, Landlord shall not be required to install such additional equipment.

     (b) Tenant shall also pay Landlord, upon demand, such additional amounts as are necessary to recover additional costs incurred by Landlord in performing or providing additional janitorial, maintenance, security or other services or requirements of Tenant in excess of those set forth as standard in Section 4.1 or in performing any services (and in paying additional taxes) as to any non-Building standard installations in the Premises (in excess of the cost of such work for the corresponding Building standard installations, if any). Tenant shall pay Landlord upon demand, actual or estimated costs for all electricity in excess of the amounts required to be provided by Landlord to Tenant pursuant to Section 4.1(f) above and all electrical capacity required to supply such excess amounts or as otherwise requested by Tenant, plus six percent (6%) for overhead.

4.4 Keys and Locks. Landlord shall initially furnish Tenant with one card key per employee of Tenant as of the Commencement Date (plus fifteen (15) visitor card keys) for all Building standard card key locks to exterior entrance doors to the Premises, at Landlord's expense. Additional card keys will be furnished by Landlord upon an order signed by Tenant and at Tenant's expense equal to Landlord's cost. In the event that Landlord changes the keys or security devices with regard to access to the Project, Landlord will furnish without direct cost to Tenant (but as part of Operating Expenses) one access device or card key for each of Tenant's then-employees. All keys furnished to Tenant by Landlord shall remain the property of Landlord. No additional locks shall be allowed on any door of the Premises without Landlord's consent, and Tenant shall not make or permit to be made any duplicate keys, except those furnished by Landlord. Notwithstanding the foregoing, Tenant, at Tenant's sole cost and expense, shall have the right to change or replace any locks within the Premises or place additional locks within the Premises provided such locks conform to the Building key system and Landlord is provided keys therefor. Upon termination of this Lease, Tenant shall surrender to Landlord all keys to any locks on doors entering or within the Premises, and shall give to Landlord the explanation of the combination of all locks for safes, safe cabinets, and vault doors, if any, left in the Premises.

4.5 Graphics and Building  Directory.

     (a) Landlord shall initially provide and install all signage, letters or numerals at the entrance to the Premises and a strip containing a listing of Tenant's name on the Building directory board to be placed in the main lobby of the Building. Tenant shall be provided listings on the directory board for Tenant's offices and major departments, and Tenant's name shall be prominently displayed thereon. All such signage, letters and numerals shall be in the Building standard graphics. Landlord shall not be liable for any inconvenience or damage occurring as a result of any error or omission in any directory or graphics.


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     (b)  As long as no Event of Default by Tenant  exists  hereunder and Tenant
          (excluding any assignees or sublessees that are not Affiliates of Tenant) continues to lease and occupy at least two (2) full floors in the Building, the Building shall be officially named the "Cabot Oil & Gas Corporation Building." In the event Tenant changes its name or assigns this Lease to an entity that is approved by Landlord or as to which no such approval is required by Landlord pursuant to Section 9.1(c)(iii), Tenant shall have the right to change the name of the Building to Tenant's new name or to Tenant's assignee or successor entity subject to Landlord's prior written approval with respect thereto, which approval shall not be unreasonably withheld; provided, that all costs incurred by Landlord in connection with any such change (including without limitation, any such expenses Landlord is required to reimburse other tenants of the Building) shall be reimbursed by Tenant to Landlord within thirty (30) days following Landlord's request therefor.

     (c) Tenant shall be permitted to install, at Tenant's sole cost and expense, appropriate signage, including its corporate logo, on the walls of all floors in the Building where Tenant occupies the entire floor, and on any partial floor occupied by Tenant, subject in the case of any such partial floor to obtaining Landlord's prior approval with respect thereto, which approval shall not be unreasonably withheld.

     (d) As long as no Event of Default by Tenant exists hereunder and Tenant (excluding any assignees or sublessees that are not Affiliates of Tenant) continues to lease and occupy at least two (2) full floors in the Building, Tenant shall have the right to install a sign, at Tenant's sole cost and expense, in the lobby of the Building and an illuminated monument sign on the exterior grounds of the Project compatible with the design of the Building. The size, location, lighting and design of such signs shall be subject to Landlord's reasonable approval with respect thereto, which approval shall not be unreasonably withheld. As long as Tenant continues to have such signage rights, no other tenant in the Building shall be permitted to install any signage in the lobby of the Building or on the exterior grounds of the Project. Landlord shall also provide, at Tenant's sole cost and expense, three (3) flagpoles at the front entry area of the Building in a location mutually satisfactory to Landlord and Tenant.

     (e) Except as expressly provided in this Section 4.5, no signs, numerals, letters or other graphics shall be used or permitted on the exterior of, or which may be visible from outside, the Premises, unless approved in writing by Landlord. All graphics installed in, on and around the Premises, Building and/or Project shall comply in all respects with all covenants, restrictions, ordinances, laws, codes and regulations applicable to the Project. All of the graphics and other improvements made to the Project pursuant to Paragraphs (b) - (d) of this Section 4.5 shall be maintained by Tenant at Tenant's sole cost and expense, and shall be removed by Tenant at the expiration or earlier termination of this Lease, in which event Tenant shall repair any damage caused thereby and restore the Project to the condition it was in prior to the installation of such signs and improvements, reasonable wear and tear accepted. Tenant will, at Tenant's expense, indemnify and defend Landlord against all losses, costs, damages, liabilities, attorneys' fees and other expenses which Landlord may sustain or incur arising out of or in any way connected with any claim that any name or mark set out on the signage of the Project at the request of Tenant constitutes an infringement of any third party rights.

     (f) Notwithstanding the foregoing, in addition to the Tenant Allowance (as defined in Exhibit "F" attached hereto), Landlord agrees to pay for or reimburse Tenant for up to $89,000 of the costs and expenses incurred by Tenant in connection with the design, fabrication and installation of the signage described in this Section 4.5. Any costs in excess of such amount shall be paid by Tenant. All such graphics work shall be part of the Initial Tenant Improvements. If Tenant elects to have the Base Building Contractor construct the Initial Tenant Improvements,
          Tenant shall reimburse Landlord for any such excess costs within thirty (30) days following demand from Landlord therefor. If Tenant elects to use the Tenant Contractor to install the Initial Tenant


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          Improvements,  Tenant shall,  upon completion of such installation but not later than sixty (60) days following the Commencement Date, deliver to Landlord copies of invoices and other reasonable evidence of such costs and expenses and Landlord shall reimburse Tenant for such costs (subject to the maximum amount set forth above) within thirty (30) days thereafter.

                                    ARTICLE V

                          Use and Care of the Premises

5.1 Use. The Premises shall be used and occupied by Tenant (and its permitted assignees and subtenants) solely for general office purposes and for other ancillary legally permitted uses consistent with the character of first-class office buildings in the Houston Energy Corridor and for no other purpose. Without limiting the foregoing, the Premises shall not be used for any purpose which would (i) tend to lower the quality or character of the Building, (ii) exceed the utility (including water, wastewater, electricity or gas) capacity limits of the Building, create unreasonable structural or elevator loads, or otherwise interfere with standard Building operations, (iii) violate any applicable Legal Requirements (as hereinafter defined), (iv) create any public or private nuisance, or interfere with or pose any threat to the use, health or safety of, any other tenant of the Building (including without limitation, any such interference that may be caused by smells, noise, vibration or visual conditions), (v) create within the Premises (or any portion thereof) a working environment with a density of greater than four (4) persons per 1,000 square feet of Net Rentable Area (averaged over the entire Premises), or (vi) increase the existing rate of insurance on the Project or any portion thereof or cause any cancellation of any insurance policy covering the Project or any portion thereof.

During the Term and only on weekends, Holidays (as hereafter defined) and between the hours of 6:00 p.m. and 7:00 a.m. on weekdays (other than Holidays), Tenant shall have the right to use the Building lobby and/or exterior grounds, without charge, for any Tenant sponsored social event (without prohibition of alcohol), provided that: (a) Tenant gives Landlord reasonable prior written notice of the date, time and nature of the event, (b) the date and time of the event do not conflict with another previously scheduled event, and (c) Tenant restores such area to the same condition it was in prior to such event, and (d) Tenant reimburses Landlord for any direct out-of-pocket expenses Landlord incurs in connection with the event (including, without limitation, personnel charges, utility charges and security charges), plus a reimbursement to Landlord of an additional six percent (6%) of such costs to reimburse Landlord for its overhead relating thereto.

5.2 Care of the Premises. Tenant shall not commit and shall use reasonable efforts to prevent any party under Tenant's reasonable control from committing any waste or damage to any portion of the Premises or the Project, and at the termination of this Lease, by lapse of time or otherwise, Tenant shall surrender and deliver up the Premises to Landlord in as good condition as existed on the date of possession by Tenant, ordinary wear and tear, alterations and additions permitted to be made and removed under the terms of this Lease, damage arising by fire or other casualty, and condemnation, excepted. Upon such termination of this Lease, Landlord shall have the right to reenter and resume possession of the Premises.

5.3 Entry for Repairs and Inspection. Landlord and its contractors, agents, or representatives shall have the right to enter into and upon any part of the Premises at all reasonable hours, to inspect or clean the same, make repairs, alterations or additions, and unless Tenant has elected (deemed or otherwise) to renew or extend the Term of this Lease, to show the Premises to prospective tenants during the final twelve (12) months of the Term of this Lease, show the same to prospective tenants, purchasers, lenders or for any other purpose, as Landlord may deem reasonably necessary or appropriate, and Tenant shall not be entitled to any abatement or reduction of Rent or other claim against Landlord by reason thereof. In exercising this right, Landlord agrees to give Tenant reasonable prior notice of any such unscheduled or non-routine entries, except in the case of an emergency, and to use reasonable efforts not to interfere with the conduct of Tenant's business in the Premises. Except in the event of an emergency, all repairs, alterations or additions that would interfere in any material respect with Tenant's use and enjoyment of the Premises shall be made after normal business hours. Unless otherwise requested by Tenant in writing, Landlord shall not enter into any areas previously designated in writing by


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Tenant as high  security  areas  unless (a)  Landlord  shows cause  therefor and provides Tenant with not less than forty-eight (48) hours' advance written notice thereof, or (b) in the event of an emergency, in which event Landlord shall use reasonable efforts to notify Tenant's emergency response team (which Tenant shall supply to Landlord in the event that Tenant designates any high security areas) and in either such case, in no event shall Landlord enter into any such high security areas without notifying and being accompanied by one of Tenant's on-site security personnel.

5.4 Tenant's Compliance with Laws and Regulations; Rules of Building. Tenant shall comply with, and Tenant shall cause its agents, contractors, customers, employees, invitees, licensees, servants, and visitors to comply with, all laws, ordinances, orders, rules, regulations (of state, federal, municipal, and other agencies or bodies having any jurisdiction thereof) and restrictive covenants relating to the use, condition, or occupancy of the Premises, or the conduct of Tenant's business therein, including environmental laws, and all amendments thereto (collectively, the "Legal Requirements"), with the Rules and Regulations set forth on Exhibit "D" attached hereto ("Rules and Regulations") and with such other rules and regulations as are reasonably adopted by Landlord from time to time for the safety, care or cleanliness of the Premises, the Building or the Project, or for preservation of good order therein, all of which will be sent by Landlord to Tenant in writing and shall be thereafter consistently applied by Landlord and carried out and observed by Tenant, its agents, contractors, customers, employees, invitees, licensees, servants and visitors. Such Rules and Regulations shall prohibit tenants and their visitors and invitees from bringing firearms into the Building and smoking inside the Building or the Garage or in the immediate vicinity of the entrances to either, but shall provide for smoking a covered area on the Building grounds or in the Garage in a location mutually agreeable to Landlord and Tenant. In the event of a conflict between the Building Rules and Regulations and the provisions of this Lease, the provisions of this Lease shall control. In particular, Tenant shall bear the cost of and be responsible for the Tenant Improvements and subsequent leasehold improvements made by Tenant in the Premises being designed so as to be in compliance with the provisions of the 1990 Clean Air Act, the Americans With Disabilities Act (Public Law 101-336, July 26, 1990) (the "ADA"), the Texas Architectural Barriers Act (Article 9102, Tex. Rev. Civ. Stat.), all as amended from time to time, and any applicable building codes.

5.5 Landlord's Compliance with Laws. Landlord shall be responsible for all consultation, architectural and engineering charges, and to otherwise make (or cause to be made) alterations, additions, improvements and/or renovations to the common areas of the Building and path(s) of travel to and from the Building (other than as required solely by Tenant's design of the Tenant Improvements in the Premises), including any associated parking facilities, core restrooms, drinking fountains, fire alarm systems, exit signs and elevator lobbies during the Term, such that same, to the extent required, shall be in compliance with the provisions of 1990 Clean Air Act, the ADA, the Texas Architectural Barriers Act, all as amended from time to time, and any other applicable law, ordinance or regulation, including applicable building codes, whether or not Tenant is the sole occupant of the floor in question. Except as otherwise provided in Section 3.4(b)(v) above, all such expenses shall be Operating Expenses of the Project.

5.6 Hazardous Substances.

     (a) Without limiting any of the foregoing provisions of this Article V, Tenant shall not generate or cause to be released (whether by way of uncapping, pouring, spilling, spraying, spreading, attaching, leaking or otherwise) into or onto the Premises, the Building, the Project or the surrounding areas (including the ground and ground water thereunder and the sewer and drainage systems therein) any hazardous substances (as defined or established from time to time by applicable local, state or federal law) other than in compliance with law and normal practices in Comparable Buildings. The term "hazardous substances" includes, among other things, hazardous waste. Tenant shall immediately notify Landlord if any such release occurs, and, as to any such release that has been caused by Tenant: (i) Tenant shall immediately and entirely remove such released hazardous substance at Tenant's expense, and such removal shall be in a manner fully in compliance with all laws pertaining to the removal and storage or disposal thereof; and (ii) Tenant hereby agrees to indemnify hold harmless Landlord, Landlord's mortgagee, Landlord's management company, and their partners, officers, directors, employees and agents (collectively, the "Landlord Indemnified Parties") of and from any


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          liability,  public or  private,  resulting  to Landlord as a result of such release and agrees to, and does hereby, indemnify such Landlord Indemnified Parties from and against any expense or cost incurred by Landlord, of any nature whatsoever, which results, in whole or in part, directly or indirectly, from a release of a hazardous substance which is caused or permitted by Tenant.

          The provisions of this Section 5.6 shall survive the expiration or termination of this Lease for any reason.

     (b) Without limiting any of the foregoing provisions of this Article V, Landlord shall not generate or cause to be released (whether by way of uncapping, pouring, spilling, spraying, spreading, attaching, leaking or otherwise) into or onto the Premises, the Building, the Project or the surrounding areas (including the ground and ground water thereunder and the sewer and drainage systems therein) any hazardous substances (as defined or established from time to time by applicable local, state or federal law) other than in compliance with applicable law and normal practices in Comparable Buildings. As to any such release that has been caused by Landlord: (i) Landlord shall immediately and entirely remove such released hazardous substance at Landlord's expense, and such removal shall be in a manner fully in compliance with all laws pertaining to the removal and storage or disposal thereof; and (ii) Landlord hereby agrees to indemnify hold harmless Tenant and Tenant's partners, officers, directors, employees and agents (collectively, the "Tenant Indemnified Parties") of and from any liability, public or private, resulting to Tenant as a result of such release and agrees to, and does hereby, indemnify such Tenant Indemnified Parties from and against any expense or cost incurred by Tenant, of any nature whatsoever, which results, in whole or in part, directly or indirectly, from a release of a hazardous substance which is caused or permitted by Landlord. The provisions of this Section 5.6 shall survive the expiration or termination of this Lease for any reason.

5.7 Parking.

     (a) Landlord hereby agrees to make available to Tenant, and Tenant hereby agrees to take, during the full Term of this Lease, four (4) permits per 1,000 square feet of Net Rentable Area in the Premises (including in such number Tenant's Proportionate Share of the visitor and disabled parking spaces for the Building), with one (1) permit per 1,000 square feet of Net Rentable Area in the Premises (not including visitor and disabled parking) out of such total parking to be marked "Cabot Reserved" and reserved for use by Tenant's employees. Each permit shall permit one (1) automobile to be self-parked in the Garage. Tenant shall not be required to pay any rent for such parking. Notwithstanding the foregoing, Tenant may, upon exercising any option for a Renewal Term, reduce the number of spaces leased hereby during such Renewal Term.

     (b) The locations of the "Cabot Reserved" parking spaces shall be mutually agreed to by Landlord and Tenant prior to the Commencement Date. All parking spaces shall be not less than nine feet in width; provided, that Tenant shall have the right to increase the width of reserved parking spaces to more than nine feet by reducing the number thereof so that in the aggregate Tenant's reserved parking area in the Garage is the same or less than it would have been with the more numerous but narrower spaces.

     (c) Landlord shall provide at least fifty (50) visitor parking spaces (which number shall exclude disabled parking spaces required by law to be provided in the Garage) on the first level of the Garage for the use of visitors to the Project, ten (10) of which will be designated "Cabot Visitors" and dedicated to the exclusive use of Tenant's visitors. Landlord and Tenant will cooperate in the future if this number of exclusive visitor spaces proves to be inadequate or more than necessary, and increase or decrease such exclusive visitor parking as reasonably appropriate. Visitors entry shall be restricted to the first level of the Garage and shall be provided free of charge. All disabled parking spaces shall be sized vertically as shown on the Preliminary Plans and Specifications.


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     (d)  Landlord may make, modify and enforce reasonable rules and regulations relating to the parking of automobiles in the Garage, and Tenant will abide by and cause its agents, employees and invitees to comply with such rules and regulations provided they are uniformly enforced and Tenant and Garage users are given reasonable notice thereof.

                                   ARTICLE VI

               Construction of Project and Leasehold Improvements

6.1 Construction of Project. Landlord, at Landlord's sole cost and expense, shall construct the Project in accordance with Exhibit "E" attached hereto.

6.2 Construction of Leasehold Improvements. Landlord shall construct Tenant's Initial Tenant Improvements to the Premises in accordance with Exhibit "F" attached hereto.

6.3 Alterations, Additions, Improvements. Tenant shall have the right, at its sole cost and expense and without Landlord's consent, to install within the Premises any fixtures, equipment, facilities and other improvements, and to make such alterations, additions or improvements to the Premises, required by Tenant from time to time for the conduct of Tenant's business on the Premises; provided, that (i) Tenant shall not make or allow to be made any alterations, additions or improvements which materially affect or are incompatible with the structural components and/or operating systems (electrical, plumbing and mechanical) of the Project without Landlord's prior consent thereto, which consent shall not be unreasonably withheld; (ii) it shall not be unreasonable for Landlord to withhold its consent to any such alterations, additions or improvements if Landlord reasonably believes that Tenant's use thereof will violate the provisions of Section 5.1 above; (iii)as to the mechanical, electrical and plumbing portions of any such alterations, additions or improvements to the Premises requiring Landlord's consent thereto, Landlord shall also have the right to approve Tenant's contractor for such mechanical, electrical and plumbing portions only; and (iv) each contractor used by Tenant for the construction of any material alterations, additions or improvements to the Premises shall maintain insurance in amounts reasonably determined by Landlord given the nature and extent of the work to be performed by such contractor, and comply with all reasonable rules and regulations relating thereto adopted by Landlord from time to time.

To the extent Tenant causes plans and specifications for any such alterations, additions or improvements to be prepared, Tenant will deliver copies of the same to Landlord including without limitation, "as built" plans and specifications with respect thereto. Tenant shall reimburse Landlord for any costs and expenses incurred by Landlord in connection with the review and approval of such proposed alterations, additions or improvements, together with an additional charge of 6% of such costs to cover Landlord's overhead.

6.4 Property of Landlord. All alterations, physical additions, and improvements in or to the Premises (including fixtures) shall, when made, become the property of Landlord and shall be surrendered to Landlord without compensation to Tenant upon termination of this Lease, whether by lapse of time or otherwise; provided, that Landlord may require Tenant to remove all of Tenant's personal property upon the expiration or earlier termination of this Lease or the termination of Tenant's right to possession of the Premises. Notwithstanding the foregoing to the contrary, Tenant may remove all trade fixtures, movable equipment or furniture owned or leased by Tenant and Tenant's special light fixtures (such as chandeliers), audio visual equipment, shelves and filing systems, as well as such other fixtures installed by Tenant that Tenant and Landlord agree at the time of such installation that Tenant shall be permitted to remove same, but Tenant cannot remove any built-in fixtures, built-in equipment, built-in furniture, flooring, or wall paneling. Any such removal permitted to be made by Tenant hereunder shall be made within thirty (30) days after the expiration or earlier termination of this Lease, or the termination of Tenant's right to possession of the Premises, or Tenant shall forfeit such removal rights. Tenant shall bear the costs of all removal of Tenant's property and removal of any non-Building standard items from the Premises and all repairs to the Premises, Building or Project caused by such removal.


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6.5 Taxes and Tax  Abatement.

     (a) Tenant shall be responsible for ad valorem taxes on its personal property and on the value of the leasehold improvements in the Premises to the extent that the same exceed Building standard allowances and the taxing authorities separately assess Tenant's leasehold improvements.

     (b) Landlord agrees to use reasonable efforts to assist Tenant in obtaining an abatement of ad valorem taxes to be imposed on the Project by the City of Houston and Harris County taxing authorities; provided, that Landlord shall not be required to expend any material amounts and shall be reimbursed for all out-of-pocket costs incurred by Landlord in connection therewith. In the event Tenant obtains an abatement of ad valorem taxes imposed on the interest of Landlord in the Project by any taxing authority and, as a result thereof, all or a portion of such taxes are not in fact payable by Landlord to such authorities (the "Abated Taxes"), Landlord and Tenant agree as follows: (i) Tenant shall pay on a monthly basis, and Tenant's
          Estimated Additional Rental shall include, Tenant's Proportionate Share of all ad valorem taxes that would have been imposed upon the Project if no such tax abatement had been granted or existed with respect to the Project, and (ii) Landlord shall thereafter pay to Tenant on or before January 31st of each such succeeding year an amount equal to the Abated Taxes for the proceeding calendar year.

6.6 Repairs by Landlord. Landlord shall keep and maintain in good working order and repair, and shall make such improvements, repairs or replacements as are necessary or appropriate to, the exterior walls, all structural components and elements of the Project, lobbies, stairs, elevators (including without limitation, cabs and doors), corridors and corridor walls and wall treatments, carpeting, public restrooms, roofs, plateglass, parking areas, paved areas, walkways and drives, landscaping, base Building improvements, and all facilities, systems and equipments relating to the furnishing of services (including mechanical, electrical, water, heating, ventilating and air conditioning, life safety and elevators) required to be provided by Landlord pursuant to this Lease, all at such times, in such manner and to such extent as is standard in Comparable Buildings. All repairs, alterations or additions that affect the Project's structural components or major mechanical, electrical, or plumbing systems shall be made by Landlord or its contractors only, and, in the case of any damage to such components or systems caused by Tenant or Tenant's agents, contractors, customers, employees, invitees, licensees, servants, or visitors, shall be paid for by Tenant in an amount equal to Landlord's cost plus six percent (6%) for overhead. Unless otherwise provided in this Lease, Landlord shall not be required to make any improvements to or repairs of any kind or character to the Premises during the Term or any extensions or renewals thereof, except such repairs to Building standard improvements as may be necessary or appropriate for normal maintenance; provided, however, non-Building standard leasehold improvements shall, at Tenant's written request, be maintained, repaired, or replaced by Landlord at Tenant's expense, at a cost or charge equal to Landlord's costs (net of savings effected by not having to maintain, repair or replace Building Standard improvements), which costs shall be payable within thirty (30) days after demand. Notwithstanding the foregoing, Landlord shall be responsible for the repair, at its expense, of any structural and/or latent defects in the Building and, if Landlord constructed them, the Initial Tenant Improvements.

6.7 Repairs by Tenant. Subject to Sections 6.6 and 7.7, Tenant shall, at its own cost and expense, repair, or replace any damage or injury done to its leasehold improvements or any part thereof caused by Tenant or Tenant's agents, contractors, customers, employees, invitees, licensees, servants, or visitors. If Tenant fails to make such repairs or replacements to its leasehold improvements promptly, Landlord may, at its option, make such repairs or replacements, and Tenant shall repay Landlord's cost plus a charge of six percent (6%) for overhead to Landlord on demand.

6.8 Waiver of Landlord Liens. Landlord does hereby waive, relinquish and discharge all liens and rights (constitutional, statutory, consensual or otherwise) that Landlord may have on any personal property or fixtures of Tenant of any kind, and all additions, accessions and substitutions thereto (except for judgment liens which may hereafter arise in favor of Landlord). This clause shall be self-operative and no further instrument of waiver need be required by


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any  lienholder on such property of fixtures.  In  confirmation  of such waiver, however, Landlord shall, at Tenant's request, execute promptly any appropriate certificate or instrument that Tenant may reasonably request.

                                   ARTICLE VII

                            Condemnation and Casualty

7.1 Condemnation.

     (a) If the Premises shall be taken or condemned for any public purpose to such an extent as to render fifty percent (50%) or more of the Premises Untenantable, this Lease shall, at the option of either party, exercised within sixty (60) days following the effective date of such taking, cease and terminate as of the date of such taking or condemnation. If any portion of the Building or Project shall be taken or condemned for any public purpose to such an extent, in Landlord's reasonable judgment, as to render the continued operation of the Building impractical or infeasible, this Lease shall, at the option of Landlord, cease and terminate as of the effective date of such taking or condemnation; provided, that Landlord agrees that it will not exercise such termination right solely for the purpose of re-leasing the Premises to another tenant and if Landlord does exercise such termination right, it will cease to operate the Building for at least one (1) full year. Each party shall notify the other of its election to terminate pursuant to this Section 7.1 within thirty (30) days after receipt of notice of such taking or condemnation. If only a portion of the Premises shall be so taken so as not to render the remainder Untenantable, this Lease shall continue in full force and effect but all Rent shall abate with respect to the portion so taken. All amounts awarded upon taking of any part or all of the Project or the Premises shall belong to Landlord and Tenant shall be entitled to, and expressly assigns all claims, rights and interests to, any such compensation to Landlord.

     (b) Notwithstanding the foregoing, in the event of a taking of the Premises, (i) Tenant shall be entitled to the unamortized value of any improvements, alterations or additions to the Premises and paid for by Tenant (excluding, however, any improvements, alterations or additions paid for with the proceeds of any improvements/refurbishment allowance) and not removable by Tenant at the expiration of the Term; provided, that if the portion of Landlord's award reasonably allocable to improvements to the Premises is not sufficient to cover all expenses of Landlord and Tenant relating to same, Landlord and Tenant shall share in such portion of the award on a pro rata basis based upon the relative amount paid by each such party for such improvements; and (ii) Tenant shall be entitled to prosecute a separate claim for the value of Tenant's leasehold estate, subject to the limitations set forth in the last sentence of this Section 7.1, and for Tenant's relocation and moving expenses. Amortization of any improvements, alterations or additions made to the Premises during the primary Term shall be calculated on a straight-line method over the remainder of the primary Term. Amortization of any improvements, alterations or additions made to the Premises during a Renewal Term shall be calculated on a straight-line method over the remainder of such Renewal Term. In no event shall Tenant be entitled to any condemnation award for the value of Tenant's leasehold estate under this Lease, unless the same does not reduce the value of Landlord's award.

7.2 Damages from Certain Causes. Neither Landlord nor any mortgagee shall be liable or responsible to Tenant, its agents, contractors, customers, employees, officers, directors, invitees, licensees, servants or visitors for any loss or damage to any property or person occasioned by theft, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition, or order of governmental body or authority, or any cause beyond Landlord's control, or for any damage or inconvenience which may arise through repair or alteration of any part of the Project resulting from the aforementioned causes.

7.3 Fire or Other Casualty.

     (a) In the event of a fire or other casualty to the Premises, Tenant shall immediately give notice thereof to Landlord.



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          Within forty-five (45) days following any damage or destruction to the
          Project or the  Premises,  Landlord  shall  obtain from a  responsible
          contractor  selected  by  Landlord,   an  estimate  (the  "Restoration
          Estimate") of the time required to complete the applicable restoration or rebuilding.

     (b) Except as otherwise provided in this Section, if the Premises are partially destroyed by fire or other casualty so as to render the Premises Untenantable in whole or in part, the Rent provided for herein shall abate thereafter as to the portion of the Premises rendered Untenantable until such time as the Premises are no longer Untenantable.

     (c) Landlord and Tenant shall each have the right to terminate this Lease if the Premises or any portion thereof is damaged or destroyed and the Restoration Estimate provides that the repair or restoration of the Premises with Building standard improvements cannot reasonably be completed within one hundred eighty (180) days following the commencement thereof; provided however, the rights of termination granted under this sentence shall be available to Landlord only if the damage or destruction occurs during the last three (3) years of this Lease and there is no Renewal Option then remaining, or if there is a remaining Renewal Option, Tenant does not exercise the same by written notice to Landlord delivered within thirty (30) days following receipt of Landlord's termination notice, which renewal notice shall include the same information as contained in a renewal notice delivered pursuant to Exhibit "H" hereto. In the event either Landlord or Tenant elects to terminate this Lease based upon the provisions of this
          Section 7.3, such party must make such election and notify the other party of such election within thirty (30) days following the date Tenant receives the Restoration Estimate from Landlord; otherwise, such party shall be deemed to have elected not to terminate this Lease as a result of such damage or destruction. In the event that a fire or other casualty not affecting the Premises gives rise to a termination right by Landlord under this Section 7.3, Landlord agrees that it shall not exercise its termination right solely for the purpose of re-leasing the Premises to another tenant. In the event this Lease is terminated by either party pursuant to this Section 7.3, Tenant shall vacate the Premises as soon as reasonably practicable, but in no event later than one hundred twenty (120) days following the election by either party to terminate this Lease. Tenant shall pay all Rent owed up to the time of such damage or destruction, and Tenant shall pay a pro rata share of Rent on those portions of the Premises occupied (or deemed occupied) by Tenant following such damage or destruction from the date of such damage or destruction until Tenant vacates such portion or portions, as the case may be, of the Premises. Tenant's occupancy of any portion of a floor shall be deemed for purposes of this section to be Tenant's occupancy of the entirety of such Floor.

     (d) Unless this Lease is terminated as provided in this Section 7.3 hereof, this Lease shall continue in effect following a fire or other casualty on the same terms and conditions set forth herein, except that the Rent provided for herein shall abate as to the portion of the Premises rendered Untenantable until such time as the Premises (or portion thereof) are no longer Untenantable.

     (e) Subject to the rights of Landlord and Tenant to terminate this Lease as set forth in this Section 7.3, Landlord shall commence and prosecute any repair work promptly and with reasonable diligence, but Landlord shall be obligated only to restore or rebuild the Premises to a Building standard condition; provided, however, if Landlord's insurance does not provide such coverage, or if Tenant desires Landlord to rebuild more than Building standard condition, Tenant may cause Landlord to rebuild or restore the Premises with such greater improvements (including without limitation, any improvements located in the Premises prior to such damage or destruction) if Tenant bears the cost (including rentals which are lost due to any excess construction time) of such restoration or rebuilding to the extent the same exceeds the costs Landlord would have incurred had only Building standard improvements been used.

     (f) Notwithstanding anything to the contrary set forth in this Lease, if the Premises or any other portion of the Building is damaged by fire other casualty resulting from the intentional misconduct of Tenant or its agents, contractors, or employees, Tenant shall not be permitted to exercise any right to terminate this Lease due to such casualty or damage.


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7.4 Casualty  Insurance.

     (a) Landlord shall maintain standard fire and extended coverage insurance on the Project (excluding leasehold improvements) and on all Building standard leasehold improvements, in the amount not less than their full replacement cost, with a deductible not in excess of $50,000. Said insurance shall be issued by and binding upon an insurance company authorized to do business in Texas with a Best's rating of not less than A-, XI, at the expense of Landlord (but with the same to be included in the Operating Expenses, subject to any limitations set forth in Section 3.4) and payments for losses thereunder shall be made solely to Landlord. Such insurance shall provide that not less than fifteen (15) days advance written notice of cancellation or non-renewal shall be given to Tenant.

     (b) Tenant shall maintain at its expense standard fire and extended coverage (including water damage and sprinkler leakage) insurance on all of its personal property, including removable trade fixtures, located in the Premises and on its non-Building standard leasehold improvements and all other additions and improvements (including fixtures) made by Tenant and not required to be insured by Landlord above, in the amount not less than their full replacement cost. Said insurance shall be issued by and binding upon an insurance company authorized to do business in Texas with a Best's rating of not less than A-, XI, and provide that not less than fifteen (15) days advance written notice of cancellation or nonrenewal shall be given to Landlord. Tenant shall provide Landlord a certificate of such insurance prior to the Commencement Date.

     (c) If the annual premiums to be paid by Landlord shall exceed the standard rates because of Tenant's operations or contents within the Premises or because the improvements to the Premises are above Building standard, Tenant shall promptly pay the excess amount of the premiums upon request by Landlord (and, if necessary, Landlord may allocate the insurance costs of the Project to give effect to this sentence). Landlord acknowledges and agrees that Tenant's current operations, contents and improvements within the premises located at 15375 Memorial Drive, do not require the payment by Landlord of an additional insurance premium.

7.5 Liability Insurance. Landlord (with respect to the Project) and Tenant (with respect to the Premises) shall each, at their respective expense, maintain a policy or policies of comprehensive general liability insurance with the premiums thereon fully paid on or before the due dates, issued by and binding upon an insurance company authorized to do business in Texas with a Best's rating of not less than A-, XI, and providing that not less than fifteen (15) days advance written notice of cancellation or nonrenewal shall be given to the other party. Landlord's liability insurance shall afford minimum protection (which may be effected by primary and excess coverage) of not less than five million dollars ($5,000,000) combined single limit bodily injury or property damage in any one occurrence, and Tenant's liability insurance shall afford minimum protection (which may be effected by primary and excess coverage) of not less than five million dollars ($5,000,000) combined single limit bodily injury or property damage in any one occurrence. Both Landlord's and Tenant's insurance required by this Section 7.5 shall include contractual liability insurance sufficient to cover their indemnity obligations hereunder.

7.6 Hold Harmless. Tenant shall not be liable to Landlord, or to Landlord's agents, contractors, customers, employees, invitees, licensees, servants or visitors for any damage to person or property caused by any act, omission, or neglect of Landlord, its agents, contractors, customers, employees, invitees, licensees, servants or visitors and Landlord agrees, subject to Section 7.7, to indemnify and hold Tenant harmless from all claims for such damage. Neither Landlord nor any mortgagee shall be liable to Tenant, its agents, contractors, customers, employees, invitees, licensees, servants or visitors for any damage to person or property caused by any act, omission or neglect of Tenant, its agents, contractors, customers, employees, invitees, licensees, servants or visitors, and Tenant agrees, subject to Section 7.7, to indemnify and hold Landlord and any mortgagee harmless from all liability and claims for any such damage. The provisions of this section shall survive the termination of this Lease.



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7.7  Waiver  of  Subrogation  Rights.  Anything  in this  Lease to the  contrary notwithstanding, Landlord and Tenant hereby waive any and all rights of recovery, claim, action, or cause of action, against the other, its agents, employees, officers, directors, partners, servants, or shareholders, for any loss or damage that may occur to the Premises, the Building, the Project or any improvements thereto, or any personal property of such party therein, by reason of fire, the elements, or any other cause which is insured against under the terms of the fire and extended coverage insurance policies obtained or required to be obtained pursuant to this Lease, REGARDLESS OF CAUSE OR ORIGIN, INCLUDING WITHOUT LIMITATION, ANY SUCH CLAIMS RESULTING FROM THE NEGLIGENCE OF THE OTHER PARTY HERETO, ITS AGENTS, EMPLOYEES, OFFICERS, DIRECTORS, PARTNERS, SERVANTS, OR SHAREHOLDERS, and each party covenants that no insurer shall hold any right of subrogation against such other party.

                                  ARTICLE VIII

                                 Tenant Default

8.1 Default by Tenant.

     (a) The occurrence of any one or more of the following events shall constitute an event of default ("Event of Default") by Tenant under this Lease: (i) Tenant fails to pay when due any Rent or other amounts payable hereunder and such failure to pay continues and remains unremedied for a period of ten (10) days after written notice thereof given by Landlord to Tenant; provided, that in no event shall Landlord be required to give more than two (2) such notices during any calendar year and after the second of such notices is given, an Event of Default shall occur upon any subsequent failure by Tenant to pay when due any Rent or other amount required to be paid by Tenant hereunder;
          (ii) the failure by Tenant to comply with or perform any of the terms, provisions, covenants, or conditions which Tenant is required to observe and to perform hereunder other than those covered by the remaining subsections of this Section 8.1(a), and such failure or action continues for a period of thirty (30) days after notice thereof; provided, however, if the nature of the default is such that it cannot be cured with the exercise of Tenant's best efforts within the thirty (30) day period set forth above, and if Tenant undertakes such curative action promptly following the occurrence thereof and diligently and continuously proceeds with such curative action using Tenant's best efforts, Tenant shall have such additional time as is reasonably necessary to cure such default; (iii)the failure by Tenant to return the estoppel certificate required by Section 10.3 below within the time period provided in such Section 10.3 and for an additional period of fifteen (15) days after written notice thereof is given by Landlord to Tenant; (iv) if Tenant is a corporation, if Tenant ceases to exist as a corporation in good standing in the state of its incorporation; or, if Tenant, is a partnership or other entity, if Tenant is dissolved or otherwise liquidated; (v) the filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant's creditors, which involuntary petition remains undischarged or unstayed for a period of sixty (60) days. In the event that under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and prove to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant's obligations under this Lease; (vi) a general assignment by Tenant for the benefit of one or more of its creditors, or the admission by Tenant in writing of its inability to pay its debts as they become due, the filing by Tenant of a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of any answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding or, if within sixty (60) days after the commencement of any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall


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          not have been  dismissed;  (vii)the  attachment,  execution,  or other judicial seizure of all or substantially all of Tenant's assets or the Premises, and such attachment or other seizure remains undismissed or undischarged for a period of sixty (60) business days after the levy thereof; and (viii) the employment of a receiver to take possession of substantially all of Tenant's assets or the Premises, if such receivership remains undissolved for a period of sixty (60) business days after creation thereof.

     (b) Upon the occurrence of an Event of Default by Tenant, Landlord shall have the option to pursue any one or more of the following remedies without any notice (except for such notice expressly required by
          Section 8.1(a)) or demand for possession whatsoever (and without limiting the generality of the foregoing, Tenant hereby specifically waives notice and demand for payment of Rent or other obligations due and waives any and all other notices or demand requirements imposed by applicable law): (i) terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord; (ii) terminate Tenant's right to occupy the Premises and re-enter and take possession of the Premises (without terminating this Lease); (iii)enter upon the Premises and do whatever Tenant is obligated to do under the terms of this Lease including without limitation, the right to remove and store any or all of Tenant's property located therein; and Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with Tenant's obligations under this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant or its property from such action; and (iv) exercise all other remedies available to Landlord at law or in equity, including, without limitation, injunctive relief of all varieties.

     (c) In the event Landlord elects to re-enter and take possession of the Premises after an Event of Default, Tenant hereby waives notice of such re-entry and repossession and of Landlord's intent to re-enter and retake possession. Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in or future Rent, expel or remove Tenant and any other person who may be occupying said Premises or any part thereof. In addition, the provisions of
          Section 8.3 hereof shall apply with respect to the period from and after the giving of notice of such repossession by Landlord. All Landlord's remedies shall be cumulative and not exclusive. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such default. Landlord's right to enter the Premises may be accomplished by Landlord without service or notice or resort to legal process and without being guilty of any trespass or becoming liable for any loss or damage and without any liability therefore.

     (d) If Landlord elects to terminate this Lease or terminate Tenant's right of possession to the Premises without terminating this Lease, there shall immediately become due and payable (but only at Landlord's option, in the case of Landlord's termination of Tenant's right of possession) the amount by which: (i) the present value determined using a discount rate of ten percent (10%) per annum of the total Rent and other benefits which would have accrued to Landlord under this Lease for the remainder of the Term if the terms and provisions of this Lease had been fully complied with by Tenant, exceeds (ii) the total fair market rental value determined using a discount rate of ten percent (10%) per annum of the Premises for the balance of the Term (it being the agreement of both parties hereto that Landlord shall receive the benefit of its bargain).

          In the event that Landlord elects to terminate Tenant's right of possession to the Premises without terminating this Lease, and thereafter Landlord recovers from Tenant all sums payable under this
          Section 8.1(d), this Lease shall be deemed terminated as of the date of such recovery. For purposes of this Section 8.1(d), the fair market rental value of the Premises shall be the prevailing Market Rate for Comparable Buildings for a lease term equal to the remaining Term (without regard to any renewal options). In addition to the amounts otherwise recoverable by Landlord hereunder, there shall be


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          recoverable  from Tenant:  (i) the  reasonable  cost of restoring  the
          Premises to Building standard condition, normal wear and tear and damage due to casualty or condemnation excepted; (ii) all accrued, unpaid sums, plus interest at the Applicable Rate for past due sums up to the date of termination; (iii)Landlord's reasonable cost of recovering possession of the Premises; (iv) Rent accruing subsequent to the date of termination pursuant to the holdover provisions of
          Section 8.3, if any; and (v) any other sum of money or damages owed by Tenant to Landlord pursuant to this Lease.

     (e) Right to Relet. If Landlord elects to terminate Tenant's right to possession of the Premises without terminating this Lease, but elects not to pursue at that time the remedies set forth in Section 8.1(d), Tenant shall continue to be liable for all Rent and Landlord agrees to use objectively reasonable efforts to relet the Premises, or any part thereof, to a substitute tenant or tenants, which reletting may be for a period of time equal to or lesser or greater than the remainder of the Term on whatever terms and conditions Landlord, in Landlord's commercially reasonable judgement, deems advisable. The term "objectively reasonable efforts" shall mean that Landlord shall, not more than thirty (30) days after terminating Tenant's possession of the Premises, place the Premises on Landlord's inventory of available space, make Landlord's inventory available to brokers on request, advertise the space (along with Landlord's other inventory) for lease in a suitable trade journal or newspaper, and show the space to prospective tenants requesting to see it; provided, that notwithstanding anything herein to the contrary, objectively reasonable efforts to relet the Premises shall not (i) require Landlord to give priority to the Premises over other premises owned or managed by Landlord or its Affiliates; (ii) require Landlord to relet for less than market rent; or (iii) require Landlord to relet to a tenant (or for a use) which is not in keeping with the standards of Comparable Buildings. Tenant shall be given a credit against the Rent due from Tenant to Landlord during the remainder of the Term in the net amount of rent received from the new tenant; however, the net amount of such rent received from the new tenant shall first be applied to: (i) all costs incurred by Landlord in reletting the Premises (including, without limitation, remodeling costs, brokerage fees, legal fees, advertising costs and the like); (ii) the accrued sums, plus interest and late charges if in arrears, under the terms of this Lease; (iii)Landlord's reasonable cost of recovering possession of the Premises; and (iv) the cost of storing (for a period not to exceed thirty (30) days unless a longer period is mandated by law or judicial decree, after which period Tenant acknowledges that Landlord shall have the right to sell or give such property away and apply any proceeds therefrom to amounts owed by Tenant to Landlord hereunder)) any of Tenant's property left on the Premises after reentry.

          Notwithstanding any such reletting without termination of this Lease, Landlord may at any time thereafter elect to exercise its rights under
          Section 8.1(e) for such previous breach. Notwithstanding any provision in this Section 8.1(e) to the contrary, upon the default of any substitute tenant or upon the expiration of the lease term of such substitute tenant before the expiration of the Term, Landlord may, at Landlord's election, either relet to still another substitute tenant or exercise its rights under Section 8.1(d).

     (f) Any and all property which may be removed from the Premises by Landlord pursuant to the authority of this Lease or of law, to which Tenant is or may be entitled, may be handled, removed and stored, as the case may be, by or at the direction of Landlord at the risk, reasonable cost and expense of Tenant (subject to the same limitations specified in Section 8.1(e)(iv), and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all reasonable expenses incurred in such removal and all reasonable storage charges (for a storage period not to exceed thirty (30) days unless a longer period is mandated by law or judicial decree) against such property so long as the same shall be in Landlord's possession or under Landlord's control. Any such property of Tenant not retaken by Tenant from storage within thirty (30) days after removal from the Premises shall, at Landlord's option, be deemed conveyed by Tenant to Landlord under this Lease as by a bill of sale without further payment or credit by Landlord to Tenant.


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     (g)  This Section 8.1 shall be enforceable to the maximum extent allowed by applicable law, and the unenforceability of any portion thereof shall not thereby render unenforceable any other portion. No act or failure to act by Landlord or its agents during the Lease Term shall be deemed an acceptance of an attempted surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless made in writing and signed by Landlord. No re-entry or taking of possession of the Premises by Landlord shall be construed as an election on Landlord's part to terminate this Lease unless a written notice of such termination is given to Tenant.

8.2 Non-Waiver. Neither acceptance of Rent by Landlord nor failure by either Party to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall waive such default but such non-defaulting party may declare any such default at any time and take such action as might be lawful or authorized hereunder, either at law or in equity. Waiver by either party of any right for any default by Tenant shall not constitute a waiver of any right for either a subsequent default of the same obligation or any other default. Receipt by Landlord of Tenant's keys to the Premises shall not constitute an acceptance of surrender of the Premises.

8.3 Holding Over. If Tenant holds over after expiration or termination of this Lease without the written consent of Landlord, Tenant shall pay as liquidated damages one and one-half times (150%) the Base Rental and Tenant's Estimated Additional Rental or Tenant's Additional Rental, as the case may be, then payable as described in Sections 3.2 and 3.3 for the entire holdover period calculated and prorated on a daily basis. No holding over by Tenant after the Term shall be construed to extend this Lease; provided, that at the expiration of the full Term hereof (other than an early termination by Landlord due to an Event of Default by Tenant hereunder), Landlord agrees not to commence proceedings to forcibly remove Tenant from the Premises for thirty (30) days following the expiration of the Term. In the event of any unauthorized holding over for more than sixty (60) days, Tenant shall indemnify Landlord (i) against all claims for damages by any other tenant to whom Landlord may have leased all or any part of the Premises effective upon the termination of this Lease, and
(ii) for all other losses, costs and expenses, including reasonable attorneys' fees, incurred by reason of such holding over. Any holding over with the consent of Landlord in writing shall thereafter constitute this Lease a lease from month to month.

8.4 Attorneys' Fees. If either party defaults in the performance of any of the terms, agreements, or conditions contained in this Lease and the other party places the enforcement of this Lease, or any part hereof, or the collection of any Rent due or to become due hereunder, or recovery of the possession of the Premises, in the hands of an attorney who files suit upon the same, and should such non-defaulting party prevail in such suit, the defaulting party agrees to pay the other party's reasonable attorneys' fees.

8.5 Limitation of Landlord's Liability. Except as provided in the next sentence, the liability of Landlord to Tenant for any judgment against Landlord hereunder or for any tort liability relating hereto shall be limited to Tenant's actual direct, but not special, consequential or punitive, damages therefor, which damages shall be recoverable solely from the interest of Landlord in the Project at the time such liability accrued, it being agreed that neither Landlord (and its partners, agents, officers, directors, and shareholders) nor any mortgagees shall ever be personally liable for any such judgment. In the event of a transfer by Landlord of its interest in the Project after any such liability has accrued, Tenant may only proceed against Landlord to the extent of the net sales proceeds received by Landlord from such transfer for the recovery of any claim that accrued prior to such transfer and only if Tenant gives Landlord written notice of the claim and commences an action to recover on such claim within twelve (12) months after consummation of such transfer by Landlord. In the event that the sale proceeds from any such transfer have been distributed to the owners (e.g., partners, shareholders, members) of the transferring Landlord prior to the commencement of Tenant's claim, the liability of each owner for such claim shall be limited to that portion of the sale proceeds actually received by such owner. In addition, Tenant also agrees that Tenant shall not be entitled to recover from Landlord nor any of its agents, employees, officers, partners, servants or shareholders any indirect, special or consequential damages Tenant may incur as a result of a default under this Lease or other action by Landlord, its agents, employees, officers, partners, servants or shareholders. The foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against


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Landlord or Landlord's successors in interest, or to maintain any suit or action in connection with the enforcement of rights hereunder or arising herefrom or the collection of amounts which may become owing or payable under or on account of insurance maintained by Landlord, or any other action which does not require Landlord to be personally liable for damages from other than the Project.

8.6 Limitation of Tenant's Liability. Except as otherwise specifically provided herein in Sections 8.1 and 8.3 above, the liability of Tenant to Landlord for any judgment against Tenant hereunder or for any tort liability relating hereto shall be limited to Landlord's actual direct, but not special, consequential or punitive, damages therefor, it being agreed that none of the partners, agents, officers, directors or shareholders of Tenant shall ever be personally liable for any such judgment.

8.7 Arbitration. In the event of any dispute under the Lease, Landlord or Tenant may resolve such dispute by binding arbitration, excepting the determination of the MRR (as hereinafter defined), the method of resolution of which shall be as described herein. Any arbitrator shall, if possible, have recognized expertise in the subject matter of the arbitration. All arbitrations shall occur at a location in Houston, Texas, chosen by the arbitrators and shall be conducted pursuant to the rules of the American Arbitration Association except where different rules are required by the Texas General Arbitration Act. The party desiring such arbitration shall give written notice to that effect to the other party, specifying in said notice the name and address of the person designated to act as arbitrator on its behalf. Within ten (10) days after the service of such notice the other party shall give written notice to the first party specifying the name and address of the person designated to act as arbitrator on its behalf. If the second party fails to notify the first party of the appointment of its arbitrator, as aforesaid, within or by the time above specified, then the appointment of the second arbitrator shall be made in the same manner as hereinafter provided for the appointment of a third arbitrator in a case where two arbitrators are appointed hereunder and the parties are unable to agree upon such third appointment. The arbitrators so chosen shall meet within thirty (30) days after the second arbitrator is appointed and they shall appoint a third arbitrator; and in the event of their being unable to agree upon such appointment within thirty (30) days after the time aforesaid, the third arbitrator shall be selected by the parties themselves if they can agree thereon within a further period of five (5) days. If the parties do not so agree, then either party, on behalf of both, may request such appointment by any United States District Judge for the Southern District of Texas, Houston Division. In the event of the failure, refusal or inability of any arbitrator to act, a new arbitrator shall be appointed in his stead, which appointment shall be made in the same manner as hereinbefore provided for the appointment of such arbitrator so failing, refusing or unable to act. The decision of the arbitrators so chosen shall be given within a period of sixty (60) days after the appointment of such third arbitrator, and shall be accompanied by conclusions of law and findings of fact. The decision in which any two arbitrators so appointed and acting hereunder concur shall in all cases be binding and conclusive upon the parties and shall be the basis for a judgment entered in any court of competent jurisdiction. Each party shall pay the fees and expenses of the one of the two original arbitrators appointed by such party, or in whose stead, as above provided, such arbitrator was appointed, and the fees and expense of the third arbitrator, if any, shall be borne equally by both parties.

8.8 Default by Landlord. Except where the provisions of this Lease grant Tenant an express, exclusive remedy, or expressly deny Tenant a remedy, if: (i) Landlord fails to pay any amount payable by Landlord hereunder on or before the date such payment is due and such failure to pay continues and remains unremedied for a period of ten (10) days after written notice thereof given by Tenant to Landlord; or (ii) Landlord fails to perform or observe any covenant, term, provision or condition of this Lease, and such failure continues for a period of thirty (30) days after written notice thereof given by Tenant to Landlord; provided, however, if the nature of the default is such that it cannot be cured with the exercise of Landlord's reasonable and good faith efforts within such thirty (30) day period, Landlord shall have such additional time as is reasonably necessary to cure such default, provided Landlord commences such curative action within such thirty (30) day period and diligently and continuously proceeds with such curative action using Landlord's reasonable and good faith efforts; then, Tenant may deliver a second notice to Landlord, and if such default shall continue uncured by Landlord and/or its mortgagee for an additional thirty (30) days after the delivery of such second notice (such event thereby becoming an "Event of Default" by Landlord), Tenant shall have the right


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to  exercise  one or  more  of the  following  options  (but  not  (A)  and  (B)
simultaneously): (A) Tenant may cure the default in which event Landlord shall reimburse Tenant (which reimbursement may be effected through the withholding of or offsetting of such amounts against up to fifty percent (50%) of the Base Rent due hereunder) for all reasonable sums expended in so curing said default, (B) if the Event of Default by Landlord causes more than fifty percent (50%) of the Premises to be Untenantable for a continuous period in excess of one (1) year from the date of Tenant's initial notice of default, Tenant may terminate this Lease at any time prior to the date such Event of Default has been cured by Landlord, and (C) Tenant may pursue all other remedies at law or in equity to which Tenant may be entitled. No notice to Landlord under this Section 8.8 shall be effective until a copy thereof is delivered to each Landlord mortgagee for which Tenant has received a notice address in writing from Landlord or its mortgagee. The rights of Tenant pursuant to this Section 8.8 shall be subject to the express provisions of this Lease providing for remedies different from, or in exclusion of, the remedies above-described. Without limiting the immediately preceding sentence, the provisions of this Section 8.8 shall not apply to a default of Landlord under, or the failure of Landlord to provide the services described in, Section 4.1 of this Lease. Tenant may not terminate this Lease because of Landlord's default unless specifically permitted pursuant to this
Section 8.8 or unless otherwise specifically provided in this Lease. Tenant specifically agrees that the cure of any default by any Landlord mortgagee shall be deemed a cure by Landlord under this Lease.

                                   ARTICLE IX

                                    Transfers

9.1 Assignment or Sublease by Tenant.

     (a) If Tenant should desire to assign this Lease or sublet the Premises or any part thereof following initial occupancy of the Premises by Tenant, Tenant shall give Landlord written notice of such desire at least thirty (30) days in advance of the date on which Tenant desires to make such assignment or sublease. The notice shall include the identity of the proposed assignee or sublessee, current financial data of the proposed sublessee or assignee, its nature of business, and intended use of the Premises, and shall specify the financial terms, including rental, commissions, tenant build-out allowances and other inducements, and the term of the proposed sublease or assignment. Landlord shall then have a period of thirty (30) days following receipt of such notice within which to notify Tenant in writing that Landlord elects to either (i) permit Tenant to assign or sublet this Lease to the party specified in the notice, or (ii) reject the proposed assignee or sublessee (which it may only do if such party is not creditworthy, financially responsible or of a kind or type customarily found in the Building, or whose operations in the Building or proposed use of the Premises would not be in keeping with and would detract from, the operations of the Project or the other tenants in the Building), and continue this Lease in full force and effect as to the space so affected. If Landlord should fail to notify Tenant in writing of such election within said period, or, if it elects option
          (ii) above, shall fail to state in such notice reasonably specific reasons for such rejection, Landlord shall be deemed to have elected option (i) above. Tenant shall be responsible for reimbursing Landlord for all reasonable costs incurred by Landlord and related to such proposed assignment or subletting, including without limitation, administrative costs, any build-out or tenant improvements or restoration costs incurred by Landlord in connection therewith, and attorneys' fees, and Tenant shall pay the same to Landlord within thirty (30) days following Landlord's demand therefor. If the aggregate rental, bonus or other consideration paid by any such assignee or sublessee for any such space exceeds the sum of (a) Tenant's Base Rental and Tenant's Additional Rental or Tenant's Estimated Additional Rental, as the case may be, to be paid to Landlord for such space during such period, plus (b) Tenant's costs and expenses actually incurred in connection with such assignment or sublease, consisting of reasonable brokerage fees, reasonable costs of finishing out or renovating the space affected, reasonable market cash rental concessions, which costs and expenses are to be amortized by Tenant over the term of the assignment or sublease, then fifty percent (50%) of such excess shall be paid to Landlord within fifteen (15) days after such amount is paid to Tenant. Landlord shall have the same


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          rights  granted to Tenant under Section 3.4(d) to audit Tenant's books and records relating to the assignment or sublease. In addition, if such sublet space reverts to Tenant prior to the expiration of the initial Term and Tenant is unable to resublet such space for the remainder of the initial Term after using reasonable efforts with respect thereto and does not intend to use such space for the remainder of the initial Term, then Tenant shall notify Landlord of such fact and thereafter be entitled to recalculate the fifty percent (50%) excess (if any) paid to Landlord in connection with such subletting so as to include as one of Tenant's costs deducted from such excess the Base Rent required to be paid by Tenant to Landlord during the remainder of the initial Term on such sublet space, in which event Landlord shall refund to Tenant any portion of such excess that would not have been paid to Landlord had such additional Base Rent been taken into account in the original calculation thereof; provided, that (A) in no event shall Landlord ever be required to pay to Tenant more than the refund of Landlord's share of such excess profits received by Landlord from the subletting of such space by Tenant as described above, and (B) Landlord shall have the option, in lieu of refunding such excess, to recapture such space from Tenant for the remainder of the Term.

     (b) Each sublessee or assignee shall fully observe all covenants of this Lease, including without limitation, the provisions of Article V, and no consent by Landlord to an assignment or sublease shall be deemed in any manner to be a consent to a use not theretofore permitted under
          Article V. No assignment or subletting by Tenant shall relieve Tenant of any obligation under this Lease, and Tenant shall remain fully liable hereunder. Any attempted assignment or sublease by Tenant in violation of the terms and covenants of this Section 9.1 shall be void and shall constitute a default by Tenant hereunder. Any consent by Landlord to a particular assignment or sublease shall not constitute Landlord's consent to any other or subsequent assignment or sublease, and any proposed sublease or assignments by a sublessee of Tenant shall be subject to the provisions of this Section 9.1 as if it were a proposed sublease or assignment by Tenant. The restriction against an assignment or sublease described in this Section 9.1 shall be deemed to include a restriction against tenant's mortgaging its leasehold estate, as well as against an assignment or sublease which may occur by operation of law. If, at the time a default occurs under this Lease, the Premises or any part thereof have been assigned or sublet, Landlord, in addition to any other remedies herein provided or available at law or in equity, may, at its option, collect directly from such assignee or subtenant all rents due and becoming due to Tenant under such assignment or sublease and apply such rent against the Rent due to Landlord from Tenant hereunder, and no such collection shall be construed to constitute a novation or a release of Tenant from the further performance of its obligations hereunder or a recognition of any direct rights of such assignor or subtenant in and to such space other than by, through and under Tenant.

     (c) Notwithstanding anything to the contrary contained within this Article IX or this Lease, (i) Tenant shall not assign or sublet any portion of the Premises to any party or affiliate of any party (other than an Affiliate of Tenant) which is then a tenant in the Building without Landlord's prior written consent if Landlord then has comparable space in the Building which could be leased to such party or affiliate, and any such attempt to the assignment or subletting shall be void and of no further force and effect, and (ii) Tenant shall be permitted without obtaining Landlord's prior consent or approval to assign the Lease or sublease all or a portion of the Premises to an Affiliate (as hereinafter defined) of Tenant, or to any successor entity by merger, consolidation, liquidation, reorganization or otherwise, or to any entity purchasing all or substantially all of the assets of Tenant, provided, that no such assignment or subletting shall relieve Tenant of any obligation under the Lease and Tenant shall remain fully liable hereunder. The term "Affiliate" shall mean and refer to any person or entity controlling, controlled by or under common control with another such person or entity. The term "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such controlled person or entity; the ownership, directly or indirectly, of at least fifty-one percent (51%) of the beneficial ownership of, or possession of the right to


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          vote, in the ordinary direction of its affairs,  or at least fifty-one percent (51%) of the beneficial ownership in, any person or entity shall be presumed to constitute such control. Nothing in this Lease shall prohibit Tenant from contracting with a concessionaire for purposes of the operation of dining or food services within the Premises operated primarily for the benefit of Tenant, its employees and invitees.

9.2 Transfer by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Project, and all other property referred to herein, and in such event and upon such transfer (any such transferee to have the benefit of, and be subject to, the provisions of Sections 9.3 and 8.6), no further liability or obligations shall thereafter accrue against Landlord, provided such successor in interest has agreed to assume (subject to the limitations of Section 8.5 and the other terms hereof) all of Landlord's obligations accruing under this Lease after the date of such assignment. Notwithstanding the foregoing, except with respect to any financing obtained by Landlord with respect to the Project, in no event will Landlord convey its interest in the Project prior to the Completion Date to other than an Affiliate of Dienna-Nelson-Augustine Company, and in no event will Landlord cease to be an Affiliate of Dienna-Nelson-Augustine Company or will Peter W. Dienna cease to be a Managing Partner thereof (other than as a result of death or disability) prior to the Completion Date, without Tenant's prior written consent, it being a material inducement to Tenant to enter this Lease that Peter W. Dienna control the entity causing construction of the Project.

9.3 Peaceful Enjoyment. Landlord covenants that as of the Commencement Date, Tenant shall and may peacefully have, hold, and enjoy the Premises subject to the other terms of this Lease, provided that no Event of Default exists. It is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during its and their respective ownership of the Landlord's interest hereunder.

                                    ARTICLE X

                              Additional Provisions

10.1 Notices. Any notice or other communications to Landlord or Tenant required or permitted to be given under this Lease must be in writing and shall be effectively given if delivered to the addresses for Landlord and Tenant stated in the preamble paragraph of this Lease or if sent by United States mail, certified or registered, return receipt requested, to said addresses. Any notice mailed shall be deemed to have been given on the regular business day next following the date of deposit of such item in a depository of the United States Postal Service. Notice effected other than by mail shall be deemed to have been given at the time of actual delivery. Either party shall have the right to change its address to which notices shall thereafter be sent by giving the other party five (5) days prior written notice thereof.

10.2 Subordination. This Lease is subject and subordinate to all mortgages, deed of trust, and related security instruments which may now or hereafter encumber the Project and to all renewals, modifications, consolidations, replacements, and extensions thereof and to each advance made or hereafter to be made thereunder; provided that Tenant has received from the holder thereof an agreement in form reasonably satisfactory to Tenant that Tenant will not be disturbed in its possession of the Premises, or have its rights under the Lease modified or terminated, except pursuant to the terms of this Lease. In the event of the enforcement by the trustee or the beneficiary under any such mortgage or deed of trust of the remedies provided for by law or by such mortgage or deed of trust, Tenant will, automatically upon the request of any person or party succeeding to the interest of said trustee or beneficiary, as a result of such enforcement, become the Tenant of, and attorn to, such successor in interest without change in the terms or provisions of this Lease; provided, however, that such successor in interest shall not be bound (i) by any payment of Rent for more than one month in advance except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease, or (ii) by any amendment or modification of this Lease made without the written consent of such trustee or such beneficiary or such successor in interest. Upon request by such successor in interest, Tenant shall execute and deliver an instrument or instruments confirming the subordination and attornment herein provided for. In addition, Tenant agrees to give to any holder of a mortgage or deed of trust covering Landlord's interest in the Project of which Tenant has been given notice and an address for purposes of notices, a copy of any notice of default given by Tenant to Landlord, addressed to such mortgagee at the address furnished to Tenant for such purposes.


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10.3 Estoppel  Certificate  or  Three-Party  Agreement.  At Landlord's  request,
Tenant will within fifteen (15) days following Landlord's request therefor execute either an estoppel certificate or a three-party agreement among Landlord, Tenant and any third party dealing with Landlord certifying to such facts (if and to the extent relating to Landlord, known by Tenant to be true) as such third party may reasonably require in connection with the business dealings of Landlord and such third party.

10.4 Brokerage. Tenant represents and warrants that Tenant has dealt with, and only with, Trione & Gordon, Inc. as broker(s) in connection with this Lease, and that, insofar as Tenant knows, no other broker(s) negotiated this Lease or is entitled to any commission in connection with this Lease. Tenant and Landlord shall each indemnify the other from and against all costs, expenses, attorneys' fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

10.5 Disclaimers. LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT'S INTENDED COMMERCIAL PURPOSE.
TENANT'S OBLIGATION TO PAY RENT UNDER THIS LEASE IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES, THE PROJECT, OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS UNDER THIS LEASE, AND, UNLESS AND EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS LEASE TO THE CONTRARY, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT DEMAND, ABATEMENT, DEDUCTION, SET-OFF OR COUNTERCLAIM, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES AND OBLIGATIONS UNDER THIS LEASE, WHETHER EXPRESS OR IMPLIED.

10.6 Memorandum of Lease. Landlord and Tenant shall at the closing of Landlord's acquisition of the Land, execute and acknowledge a Memorandum of Lease in the form attached hereto as Exhibit "L" which may be recorded in the Real Property Records of Harris County, Texas. Nothing in such Memorandum of Lease shall modify or amend any provision of this Lease. Upon the termination of this Lease and at the request of either party, Landlord and Tenant shall enter into and record a memorandum evidencing such termination in a form reasonably satisfactory to each of such parties.

10.7 Publicity. Except as required by Legal Requirements, there shall be no press releases or other publicity originated by Landlord or Tenant, or any agents or representatives thereof, concerning the execution of, or terms of, this Lease without the prior approval of the text thereof by Landlord and Tenant.

10.8 Effect of Delivery of This Lease. Landlord has delivered a copy of this Lease to Tenant for Tenant's review only, and the delivery hereof does not constitute an offer to Tenant or option. This Lease shall not be effective until executed by both Landlord and Tenant.

10.9  Communications  Equipment.

     (a) Without liability for rental or any other charges therefor, except as expressly stated in this Section, Tenant shall have the right, at Tenant's sole cost and expense, to install, maintain and operate on the roof of the Building in a location mutually agreeable to Landlord and Tenant ("Tenant's Equipment Area") one or more satellite dishes and whip antennae (collectively, the "Communications Equipment"); provided, that (A) the Communications Equipment shall comply with all applicable Legal Requirements and (B) the exact size and location of such equipment shall be mutually agreeable to Landlord and Tenant and in no event shall Tenant be permitted to use space on the roof of the Building outside of the Tenant Equipment Area. Tenant shall also have access to the roof of the Building at all times for the purpose of inspecting, adjusting, repairing and maintaining the Communications Equipment. Landlord may lease or otherwise allow other tenants of the Building to use the remaining portions of the roof of the Building for the installation of similar type communications equipment; provided, that such equipment will not materially interfere with the installation, maintenance or operation of the Communications Equipment by Tenant. Subject to availability and Landlord's prior approval thereof, not to be unreasonably withheld, and at no cost to Landlord except as otherwise stated below, Tenant shall have the right to run cabling from the Communications Equipment to the Premises through interior Building chases, ducts and flues, and (ii) Landlord will supply as a Base Building cost secure conduit from two (2)


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          telecommunications  vendor's  point  of  presence  vault  to  Tenant's telecommunications facilities and there shall be no cost to Tenant for the use of such riser space. The exact location and size of such equipment shall be mutually agreeable and subject to restrictions applicable to the Land, if any. Roof penetrations must be made by Landlord's roofer at Tenant's expense.

     (b) Tenant shall have the right at no cost to Landlord to obtain telecommunications services from such suppliers as it shall elect (which are not suppliers then chosen by Landlord to supply such services generally to tenants of the Building). Without imposing any fee or charge for such suppliers, but subject to the availability of space therefor, Landlord shall permit such suppliers to enter the Project and install in the Project, in a manner approved by Landlord, which approval shall not be unreasonably withheld, and in compliance with any rules and regulations reasonably adopted by Landlord with respect thereto, and as part of the Communications Equipment, such conduits, cables and appurtenances as shall be necessary for the providing of such service to Tenant. If any such supplier shall need to install equipment in the Project, Landlord shall use reasonable efforts to identify and provide suitable space therefor (and provide electricity and other services thereto); provided, that Landlord shall not be required to pay or incur any costs to provide, enclose, accommodate, maintain, bring, improve or otherwise allow such telecommunications or other services to be brought to the Premises, and all such equipment and appurtenances shall, at Tenant's option at the termination of this Lease, either remain at the Project (but only if Landlord shall consent thereto) or be removed by Tenant and the Project restored to its preexisting condition, reasonable wear and tear excepted.

     (c) The Communications Equipment (including its location and installation) shall be described in plans and specifications to be submitted to Landlord by Tenant in connection with (or in the same manner as) the Initial Tenant Improvements, except that Tenant shall be responsible for the installation of the Communication Equipment using contractors approved by Landlord in advance, which approval shall not be unreasonably withheld; provided, that all roof penetrations shall be made by Landlord or its designated contractors at Tenant's expense. Tenant shall be responsible for all repairs and maintenance of the Communications Equipment, and shall indemnify Landlord for any claims, damages or expenses (including, without limitation, reasonable attorneys' fees) incurred by Landlord in connection with the installation, operation, maintenance or repair of the Communications Equipment by Tenant (including without limitation, those involving property damage or personal injury or death of a person), other than any portion of any such claims, damages or expenses that are attributable to the affirmative acts of negligence or intentional wrongdoing by Landlord. Tenant shall, within thirty (30) days following the expiration or other termination of this Lease, remove all Communication Equipment from the Building and/or Garage.

10.10 Uninterrupted Power Supply.

     (a) The Outline Plans and Specifications contain provisions for an emergency battery system to provide power for, egress lighting, exit signs, the Building's fire alarm system and Tenant's security system in the event of an emergency. Tenant shall have the right, at Tenant's sole cost and expense, to install an uninterrupted power system generator ("UPS") to operate Tenant's computer room and other initial operations. Tenant shall also have the right, by delivering written notice to Landlord prior to the commencement of construction of the Project, to cause Landlord to combine such UPS with the emergency power system for the Building pursuant to plans and specifications approved in advance by Landlord and Tenant, in which event (i)
          Landlord shall take over and be responsible for the maintenance, operation and repair of the UPS and emergency power system for the Project, (ii) Landlord and Tenant shall prorate the cost of such UPS, with Landlord paying for the portion that replaces the emergency power system that Landlord would have been required to install in the Project less any redesign or other costs required to replace the proposed battery system with Tenant's generator system and Tenant paying for the remainder of the cost thereof, and (iii) such UPS generator system shall, at Landlord's option, remain with the Premises upon expiration or earlier termination of this Lease.


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     (b)  In the event  Tenant  elects to install such UPS and operate it solely for Tenant's benefit, and gives notice thereof to Landlord prior to the commencement of construction, Landlord shall provide to Tenant at no additional rental charge a place to put such generator in close proximity to the Building in a location to be mutually agreeable to Landlord and Tenant. Tenant shall be responsible for all costs and expenses  incurred in  connection  with the  installation,  ownership,
          maintenance   and  repair  of  such   generator,   including   without
          limitation, the cost of all screening reasonably required by Landlord in connection therewith. Upon the expiration of the Lease, Tenant shall also, at Landlord's option, either leave the UPS at the Project or remove the UPS and all related equipment from the Project and restore the Project to its pre-existing condition, reasonable wear and tear excepted. Tenant shall comply with all Legal Requirements relating to such generator, and indemnify and hold Landlord harmless from any and all liabilities, losses, costs, damages and expenses (including, without limitation, reasonable attorneys' fees) incurred by Landlord and arising out of any claims or causes of actions resulting from the installation, operation and/or use thereof. Tenant shall also comply with any Rules and Regulations adopted by Landlord from time to time and relating to the operation of such generator.

10.11 Option to Purchase. In the event Landlord desires to sell the Project at any time prior to or during the Term, Landlord shall first offer to sell the Project to Tenant. Any such offer to Tenant shall be in writing, shall state the terms and conditions of the sale that Landlord desires to make of the Project or portion thereof, and shall give Tenant a period of not less than fifteen (15) business days to elect to purchase the Project upon the terms and conditions set forth in such offer; provided, that if any such offer is again made to Tenant prior to the expiration of the six (6) months period during which Landlord may sell the Project to third parties on terms previously offered to Tenant, Tenant shall only have a period of seven (7) days to elect to purchase the Project on the terms and conditions set forth in such subsequent offer. If Tenant elects not to purchase the Project upon the terms and conditions set forth in such offer from Landlord, Landlord may sell the Project or applicable portion thereof to a third party as long as the terms and conditions of such sale are not materially more favorable (i.e., having a variance of not more than five percent (5%)) to the purchaser than those specified in such offer to Tenant. If Landlord does not consummate the originally proposed transfer within six (6) months after the expiration of the period during which Tenant shall have the option to elect to exercise such offer to purchase the Project, then Landlord must re-offer the Project to Tenant as provided pursuant to this Section as though no written notice and offer had previously been given. If Tenant elects to accept Landlord's offer to purchase the Project, Tenant and Landlord shall consummate the sale and purchase of the Project in accordance with the terms and conditions of such offer (but in no event shall the closing of each purchase and sale occur prior to the expiration of a reasonable period of time following Tenant's election to purchase the Project without Tenant's prior written consent), at which time this Lease shall, at the option of Tenant, terminate. If such offer does not contain reasonable periods for due diligence and closing (up to but not in excess of thirty (30) days for due diligence and thirty (30) days to closing), Tenant shall have the option to include such provisions in the purchase contract.

10.12 Purchase of Property. Tenant acknowledges that Landlord is not the current owner of the Land but has the Land under contract and is intending to close the purchase of same in the near future. In connection with such purchase, Landlord and the seller of such property have agreed to encumber the property across the street from the Land that is currently being used as a lake with restrictions in substantially the form attached hereto as Exhibit "N" (the "Restrictions"). Landlord agrees that, if the Restrictions are violated by third parties, it shall at Tenant's request and as an Operating Expense of the Project, take all reasonable actions (including litigation) as are necessary to try to enforce such Restrictions.

10.13 Miscellaneous.

     (a) This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant, its successors and assigns (provided that the benefits of this Lease shall inure only to the benefit of assignees of Tenant and Landlord permitted under Article IX).

     (b) The pronouns of any gender shall include the other genders, and either the singular or the plural shall include the other.

     (c) All rights and remedies of each party under this Lease shall be cumulative and none shall exclude any other rights or remedies allowed by law; and this Lease is declared to be a Texas contract, and all of the terms hereof shall be construed according to the laws of the State of Texas.

     (d) This Lease may not be altered, changed, or amended, except by an instrument in writing executed by all parties hereto. Further, the terms and provisions of this Lease shall not be construed against or in favor of a party hereto merely because such party is the "Landlord" or the "Tenant" hereunder or such party or its counsel is the draftsman of this Lease.

     (e) The terms and provisions of Exhibits "A" through "L", inclusive, attached hereto are hereby made a part hereof for all purposes.

     (f) Each party (and each individual signing for such party) represents and warrants that all consents or approvals required of third parties (including, but not limited to, its Board of Directors or partners) for the execution, delivery, and performance of this Lease have been obtained and that each party has the right and authority to enter into and perform its covenants contained in this Lease.

     (g) If any term or provision of this Lease, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

     (h) All references to days in this Lease and any exhibits or riders thereto mean calendar days, not working or business days unless otherwise stated.

     (i)  Captions  and  headings   herein  are  for   Landlord's  and  Tenant's
          convenience only, and neither limit nor amplify the provisions of this Lease.

10.14 Restatement. This Lease hereby amends and restates in its entirety that certain Lease dated as of April 24, 1998 by and between Landlord and Tenant, which earlier Lease shall be of no further force and effect.


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
    IN TESTIMONY WHEREOF, the parties hereto have executed this Lease effective as of the date first set forth above.

                                    LANDLORD:

                                 DNA COG, LTD., a Texas Limited Partnership

                                 By:  DNA Sandbridge, L.L.C., a Texas Limited
                                      Liability Company, General Partner


                                 By:  Peter W. Dienna Co., Inc., Managing Member


                                 By:  Peter W. Dienna, President


                                 TENANT:

                                 CABOT OIL & GAS CORPORATION,
                                 a Delaware corporation



                                 By:     /s/ Abraham Garza
                                        ------------------------------
                                 Name:  Abraham Garza
                                 Title: Vice President, Human Resources

EXHIBIT A

     LAND DESCRIPTION


EXHIBIT B

     FLOOR PLANS -- 1ST FLOOR


     [DNA]


EXHIBIT C

      CERTIFICATE OF COMMENCEMENT DATE


DNA COG, LTD.     _______________, 19___

---------------------------
------------, -------------

Ladies and Gentlemen:

     Please refer to that certain Lease Agreement (the "Lease") dated April ___, 1998 by and between DNA COG, LTD. ("Landlord") and the undersigned ("Tenant"), covering office space (the "Premises") in the building commonly known as the Cabot Oil & Gas Building, located at ______ Enclave Parkway, Houston, Texas, Harris County, Texas. Capitalized terms not defined herein shall have the meaning given to such terms in the Lease. The undersigned hereby certifies, acknowledges and represents the following to you, all as of the date hereto:

     1. The initial Term of the Lease commenced on _________________ and will expire on _________________.

     2. [Except as set forth below] To Tenant's actual knowledge, Landlord is not in default in the performance of its obligations under the Lease, and Landlord has performed all obligations to be performed by it under the Lease through the date hereof, including its obligations under Exhibit "E" of the Lease. Tenant currently claims no off-sets against any rentals owed under the Lease [except as set forth below].

     3. Tenant is in occupancy of the Premises and acknowledges that it has accepted the same, subject to the matters noted in Paragraph 2 above, if any.

     4. The Lease has not been amended except as may be set forth at the end of this letter.

     5. The attached Schedule 1 accurately and completely represents the current status of all free rent, rent abatements, build-out allowances and other concessions which were or are owing to Tenant from Landlord in connection with the Premises.

     The undersigned hereby agrees that this certificate may be relied upon by Landlord and its lenders and partners, as well as their respective successors and assigns.

                                      Very truly yours,

                                      CABOT OIL & GAS CORPORATION


                                       By:
                                      Name:
                                     Title:

Amendments to Lease:


Joinder

     Landlord hereby joins in the execution of this Certificate solely for purposes of acknowledging and agreeing to the Commencement Date set forth in Paragraph 1 above.

                                    LANDLORD:

                                 DNA COG, LTD., a Texas Limited Partnership


                                 By:  DNA Sandbridge, L.L.C., a Texas Limited
                                      Liability Company, General Partner


                                 By:  Peter W. Dienna Co., Inc., Managing Member


                                 By:  Peter W. Dienna, President

EXHIBIT D

                          PROJECT RULES AND REGULATIONS

1. Sidewalks, doorways, vestibules, halls, stairways, freight elevator lobbies, and other similar areas shall not be used for the disposal of trash, be obstructed by tenants, or be used by tenants for any purpose other than entering or leaving the leased premises and for going from one part of the Building to another. If special trash haulings are required, please contact the Management Office.

2. No sweepings, rubbish, rags or other unsuitable materials shall be disposed into plumbing fixtures or appliances. Damage resulting to any fixtures from misuse by a tenant shall be the liability of said tenant.

3. Movement of furniture or office equipment in or out of the Building, or the dispatch or receipt of any bulky material, merchandise, or materials which requires the use of the elevators or the stairways or movement through the Building entrances or lobby will be restricted to such hours as Landlord shall reasonably designate. All such movement will be under the supervision of Landlord and in the manner agreed to between the tenant and Landlord by prearrangement. Such prearrangement, initiated by the tenant, is subject to Landlord's control as to the time, method, routing of the movement and as to limitations for safety or other concerns which may prohibit any article, equipment or other item(s) from being brought into the Building. The Tenant is to assume all risks for damage to articles moved or injury to persons engaged or not engaged in such movement and for any damage to Landlord's equipment or property or injury to Landlord's personnel as a result of any act in connection with fulfilling this service for the tenant. Landlord shall not be liable for any acts of any person(s) engaged in, or any damage or loss to any of said property of person(s) resulting from, any act in connection with such service performed for the tenant unless the damage or injury is caused by the gross negligence or willful misconduct of Landlord.

4. All routine deliveries to a tenant's leased premises during 8:00 a.m. to 5:00 p.m. weekdays shall be made through the freight elevators Passenger elevators are to be used only for the movement of people, unless an exception is approved by the Management Office.

5. To insure orderly operation of the Building, no ice, mineral or other water, towels, newspapers, packages, etc. will be delivered to tenants' leased premises except by persons appointed or approved by Landlord in writing (such approval not to be unreasonably withheld).

6. On multiple tenant floors, corridor doors, when not in use, shall be kept closed.

7. Tenant space that is visible from public areas must be kept neat and clean and is subject to Landlord's approval.

8. Tenants shall not tamper with or attempt to adjust temperature control thermostats in the leased premises. Landlord shall adjust thermostats as required to maintain the Building standard temperature. All window blinds shall remain down and tilted at a 45 degree angle toward the street to help maintain comfortable room temperatures and conserve energy.

9. All requests for overtime air conditioning or heating must be submitted in writing to the Management Office by 5:00 p.m. on the day desired for weekday requests, by 5:00 p.m. Friday for weekend requests, and by 5:00 p.m. on the preceding business day for holiday requests.

10. The Building hours are from 7:00 a.m. until 7:00 p.m. Monday through Friday, and from 8:00 a.m. to 2:00 p.m. on Saturday, excluding holidays.

11. Tenants will comply with all security procedures during business hours and after hours and on weekends.

12. Landlord will provide all locks for doors in the leased premises and no additional lock(s) will be placed on any door within the leased premises without Landlord's written consent. All requests for duplicate keys will be made to the Management Office.


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
13. Tenants will cooperate with Landlord's employees in keeping leased areas neat and clean, unless the tenant is responsible for cleaning and maintenance personnel. Landlord will in no way be held responsible by any tenant, its agents, employees or invitees for any loss of property from the leased premises or public areas or for any damage to any property within the leased premises even if such loss or damage occurred when the leased premises were locked against entry.

14. Signs, advertisements, or notices visible in or from public corridors or from outside the Building shall be subject to Landlord's prior written approval.

15. Landlord will provide and maintain a directory board for all the tenants in the main lobby of the Building, and no other directory will be permitted.

16. Proposed plans for alterations within the Building must be approved in writing by Landlord. This provision will apply to all work performed in the Building including, but not limited to, installation of telephones, telegraph equipment, electrical devices and attachments, and all installations affecting or affixed to floors, walls, woodwork, trim, windows, ceilings, equipment or any other portion of the Building.

17. Landlord reserves the right to prescribe the weight and positioning of safes, files, filing systems, and other heavy equipment and written approval must be obtained from the Management Office before work begins. All damage done to the Building by the movement of property of the tenant, or done by the tenant's property while in the Building, will be repaired at the tenant's expense.

18. Should a tenant require telegraphic, telephonic, annunciator or other communication service, Landlord will direct the electricians where and how wires are to be introduced and placed and none shall be introduced or placed except as Landlord shall direct. Electric current shall not be used for power or heating without Landlord's prior written permission.

19. Tenants are requested to lock all office doors leading to corridors and to turn out all lights at the close of their working day.

20. Tenants, their agents, employees and invitees shall observe no smoking, as per applicable law and municipal ordinance, in all public areas including elevators, restrooms, etc.

21. No flammable, hazardous or explosive fluids or materials shall be kept or used within the Building except in areas approved by Landlord, and tenants shall comply with all applicable laws and building and fire codes relating thereto.

22. Tenants will not make or permit any improper noises within the Building or otherwise interfere with other tenants or persons having business within the Building.

23. No animals shall be brought into or kept in, on or about the Building.

     Landlord reserves the right to rescind any of these rules and regulations and to make such other and further rules and regulations as, in its reasonable judgment, shall, from time to time, be required for the safety, protection, care and cleanliness of the Building, the operation thereof, the preservation of good order therein and the protection and comfort of the tenants and their agents, employees and invitees. Such rules and regulations, when made and written notice thereof is given to a tenant, shall be binding upon it in like manner as if originally herein prescribed.

EXHIBIT E

                           CONSTRUCTION OF THE PROJECT

1.   Project  Architect and  Contractor.  The architect for the Project shall be
     Kirksey Partners Architects (the "Project Architect"). The general contractor for the Project shall be E.E. Reed Construction Company or such other contractor as may be selected by Landlord in its sole discretion (the "Base Building Contractor").

2.   Project Plans and  Specifications.

     (a) Attached hereto as Exhibit "G" is a description of the preliminary plans and specifications for the Project (the "Preliminary Plans and Specifications"). The Preliminary Plans and Specifications have been reviewed and are hereby approved by Landlord and Tenant. Landlord has supplied Tenant with a CAD diskette containing dimensional floor plans for the Building.

     (b) On or before June 29, 1998, Landlord shall supply Tenant with the complete construction plans and specifications for the base Building, including without limitation, architectural, structural, mechanical, electrical and plumbing drawings and specifications relating thereto. In addition, Landlord shall have the right, from time to time, to submit to Tenant in advance, one or more portions of such plans and specifications for Tenant's advance approval (e.g., foundation plans and specifications) so that Landlord may commence and continue construction of the Project on a "fast-track" basis.

     (c) Tenant shall, as soon as reasonably possible, but in no event later than five (5) business days following Landlord's submission thereof to Tenant, review and approve the proposed plans and specifications for the base Building (or portions thereof submitted in advance by Landlord as provided above). Tenant's failure to approve or disapprove any of such proposed items within such period shall be deemed to be Tenant's approval thereof. If Tenant disapproves any such items proposed by Landlord, Tenant shall notify Landlord of such disapproval in writing together with a reasonably specific description of Tenant's reasons for disapproving such items and, as to any aesthetic items (such as colors, finishes, etc.), a reasonably specific description of what modifications or alternatives would satisfy Tenant's objections. Landlord shall promptly revise any of such proposed items in accordance with Tenant's objections (or in accordance with any other alternatives which Landlord reasonably believes will be acceptable to Tenant based upon such objections by Tenant) and resubmit the same to Tenant for its approval in the same manner as the original items. Upon receipt of Tenant's approval therefor (deemed or otherwise), Landlord shall incorporate such items into the final plans and specifications for the Project (such final plans and specifications for the Project in the form approved by Tenant being hereinafter referred to as the "Project Plans and Specifications"). Notwithstanding anything to the contrary set forth in this Section, in no event shall Landlord be required to make any modifications to the Project or any of the plans and specifications for the Project at Tenant's request which would violate applicable Legal Requirements, change the scope of the Project, or otherwise be inconsistent with any previously approved plans and specifications, or result in an increase in the cost of the Project by more than $50,000 unless Tenant shall agree to pay the excess in cash. In the event of a modification which would result in an increase in the cost of constructing the Project which Tenant does not pay in cash, Tenant's annual Base Rental shall increase by an amount equal to 10.3% multiplied by such increased costs.

     (d) Landlord shall have the right, from time to time, to make changes and modifications to the Project Plans and Specifications; provided, that any material changes by Landlord not being made to comply with applicable Legal Requirements not in effect when the Project Plans and Specifications were previously approved shall be subject to the prior written approval of Tenant, which approval shall be promptly considered and not be unreasonably withheld (and in no event longer than five (5) business days) if such requested changes are consistent with the first-class nature of the Project. The cost of preparing the Project Plans and Specifications shall be borne solely by Landlord, except as otherwise provided below.

     (e) Once approved by Tenant, Tenant shall not have the right to request any further changes to the Project Plans and Specifications (or previously approved portions thereof) without Landlord's prior approval, which approval may be granted or withheld in Landlord's sole discretion; provided, that (i) Tenant shall have the right to reduce the scope of the Project by eliminating the add on items previously requested by Tenant and set forth in Exhibit "G-1" attached to the Lease, in which event Tenant's annual Base Rental shall be reduced by the net reduction in Landlord's costs (after taking into consideration any redesign costs and other expenses previously incurred by Landlord in connection therewith) multiplied by 10.3%; and (ii) Tenant shall have the right to request changes in the scope of the Project or that otherwise require changes in the Project Plans and Specifications as long as (A) such changes do not affect the structure of the Building or the external pre-cast curtain wall, (B) such changes are approved by Landlord's lender(s), which approval Landlord shall use good faith efforts to obtain, (C) Tenant agrees to be responsible for all delays and expenses incurred by Landlord in connection therewith, and (D) Landlord and Tenant are able to agree upon an amendment hereto to take into account all such items. If Tenant shall request a change, Landlord shall within ten (10) days thereafter identify to Tenant in writing the delays and expenses anticipated by Landlord in connection therewith. Tenant shall thereupon either (i) require the change and be responsible for the delays and expenses thus identified, or (B) rescind its request for the change, which shall be presumed unless confirmation of its requirement of the change is delivered to Landlord within five (5) days after Landlord's notice to Tenant identifying delays and expenses. Tenant shall not be responsible for delays and expenses in connection with such change if they either (i) were reasonably anticipatable by Landlord but not identified to Tenant by Landlord after Tenant's proposal for the change involved, or (ii) due to the negligence or intentional misconduct of Landlord. In addition, Tenant shall reimburse Landlord for all reasonable out-of-pocket costs incurred by Landlord in evaluating the feasibility of such change, including without limitation, architectural, engineering and legal fees relating thereto.

3. Construction Schedule. Landlord will use reasonable efforts to commence construction of the Project and to cause such construction to be carried forward with due diligence in accordance with the construction schedules attached hereto as Exhibit "E-1" (the "Construction Schedule") to final completion in accordance with the Project Plans and Specifications and applicable Legal Requirements, subject to Force Majeure and Tenant Delays (as defined in Exhibit "F").

4.   Delays in  Construction.

     (a) If for any reason other than Force Majeure or Tenant Delay, Landlord shall fail to commence construction of the Project (as evidenced by commencement of pouring the foundation footings) on or before July 5, 1998, Tenant shall have the right to terminate this Lease, by giving written notice thereof on or before July 20, 1998 (provided, that Landlord has not cured such default by commencing such construction prior to the giving of such notice by Tenant). If the Lease is terminated as described in the previous sentence, Tenant shall be entitled to receive, as Tenant's sole and exclusive remedy for such failure by Landlord, liquidated damages of $500,000.00 payable to Tenant within thirty (30) days of Landlord's receipt of such cancellation notice, the parties agreeing that Tenant's actual damages would be difficult or impossible to ascertain and that such liquidated damages are reasonable under the circumstances.

     (b) Subject to Tenant Delays but regardless of Force Majeure, if Landlord has not delivered the Premises for Tenant construction of interior improvements by an outside date of July 1, 1999, Tenant shall have the right, as Tenant's sole and exclusive remedies with respect thereto, to either (i) receive an abatement of Base Rental for two (2) months following the Commencement Date, or (ii) to terminate this Lease. "Delivery" of such space as used in the previous sentence shall mean that such space is dried-in, exterior glass has been installed, and the space is lockable and is being supplied with conditioned air. Any such election by Tenant shall be made on or before delivery of such space for such purposes, and in no event later than July 15, 1999. In the event Landlord has not delivered such space prior to July 15, 1999, and Tenant has not elected either of the options set forth in this paragraph, Tenant shall be deemed to have elected option (i) above. If Tenant elects option (i) above, Landlord shall continue to proceed with reasonable due diligence to deliver the Premises for Tenant's construction of interior improvements as soon as reasonably possible thereafter. If Landlord thereafter fails to so proceed with due diligence, Tenant shall be entitled to exercise any and all remedies at law or in equity Tenant may have for such subsequent failure by Landlord other than the termination of this Lease, which termination right Tenant hereby waives in its entirety with respect to any such breach (other than as provided in Section 8(c) of Exhibit "F" to the Lease).

EXHIBIT F

                             LEASEHOLD IMPROVEMENTS

1. Landlord's Obligations. Landlord, at Landlord's sole cost and expense, shall complete the construction of the core and shell improvements of the Premises more particularly described and included in the Project Plans and Specifications ("Core and Shell Improvements") in accordance with the
     Project Plans and Specifications, the Construction Schedule and all applicable Legal Requirements. All initial leasehold improvements included in the Premises in excess of that included as a part of the Core and Shell Improvements are hereinafter referred to as the "Initial Tenant Improvements".

2.   Tenant Plans and Specifications.

     (a) The term "Tenant Plans and Specifications" means the complete architectural drawings and mechanical, electrical, plumbing and structural drawings and related specifications for any and all Initial Tenant Improvements desired by Tenant in the Premises (which shall include such written instructions or specifications as may be necessary or required to secure a building permit from the City of Houston for said improvements and to allow construction of said improvements to commence in due course, and which shall show the full detailed scope of all improvements to be performed to the Premises, other than the Core and Shell Improvements). All Initial Tenant Improvements shall (i) be consistent with the Project Plans and Specifications, (ii) not structurally impair the Project with respect to the Premises, impair or be incompatible with the mechanical, electrical or plumbing systems of the Project, or exceed the utility capacity (fresh water, wastewater, electricity or gas) limits of the Project with respect to the Premises set forth in the Project Plans and Specifications, (iii) not alter the exterior of the Project, and
          (iv) be compatible with the permitted uses of the Premises and other terms and conditions set forth in the Lease. The Tenant Plans and Specifications shall be prepared by Ken R. Harry Associates, Inc. Architects ("Tenant's Architect"), and Tenant shall be responsible for the preparation thereof.

     (b) On or before ninety (90) days after Landlord's delivery to Tenant of the Project Plans and Specifications, Tenant shall deliver to Landlord two (2) copies of the proposed Tenant Plans and Specifications for Landlord's review and approval. Landlord's approval shall not be unreasonably withheld, but may be withheld if the proposed Tenant Plans and Specifications do not conform to the criteria set forth in
          Section 2(a) above. If the proposed Tenant Plans and Specifications are not acceptable, Landlord shall notify Tenant within fourteen (14) days after Landlord's receipt thereof (including specifics as to why such proposed plans are not acceptable.) Promptly following Tenant's receipt of any such objections, Tenant shall cause such changes to be made as shall be necessary to meet such criteria and deliver final Tenant Plans and Specifications no later than one hundred twenty (120) days after Landlord's delivery to Tenant of the Project Plans and Specifications. The dates by which Tenant shall submit final or substantially completed Tenant Plans and Specifications shall be extended for any delays caused by Landlord in delivering the Project Plans and Specifications (or any portion thereof), and any delays
          caused  by  changes  made  by  Landlord  in  the  Project   Plans  and
          Specifications (or any portion thereof) that cause delays in completion of the Tenant Plans and Specifications by Tenant. The approval by Landlord of the Tenant Plans and Specifications shall not constitute a warranty or representation by Landlord of the quality or suitability of such plans and specifications for Tenant's intended use thereof, or as to the compliance of such plans and specifications with Legal Requirements, all of which shall be solely the Tenant's responsibility.

     (c) Subject to Section 9 below, Tenant shall pay and be responsible for the architectural and engineering fees incurred by Tenant in preparing the Tenant Plans and Specifications.

     (d) Landlord and Tenant shall assist and cooperate fully with one another in preparation and development of the Tenant Plans and Specifications,


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          which  assistance and  cooperation  shall include (i)  coordination of
          Tenant   Plans  and   Specifications   with  the  Project   Plans  and
          Specifications, (ii) assistance in cost estimates, (iii) regular meetings of Landlord, Tenant and their respective architects and
          engineers  to   coordinate   development   of  the  Tenant  Plans  and
          Specifications, and (iv) identification by Landlord of any High Risk Items (as hereinafter defined) in a timely manner. "High Risk Items" means any Initial Tenant Improvements which Landlord, acting in good faith, believes have a reasonable probability of not being completed on or before the estimated Completion Date due to limited supplies or suppliers, length of time to be manufactured, delivered or installed, or otherwise. Landlord will, not later than fourteen (14) days
          following   Landlord's  receipt  of  the  proposed  Tenant  Plans  and
          Specifications, consult with Tenant as requested on High Risk Items, identify the delay that is likely to be caused as a result of same, and deliver a definitive list thereof to Tenant with its notice of
          required   changes  to  and/or   approval  of  the  Tenant  Plans  and
          Specifications. Only Initial Tenant Improvements included on any such list shall be considered High Risk Items.

3. Submission of Tenant Plans for Pricing. Promptly following Landlord's approval of the Tenant Plans and Specifications, Landlord shall submit the Tenant Plans and Specifications for pricing to the Base Building Contractor and to not more than two (2) other contractors selected by Tenant but subject to Landlord's approval, not to be unreasonably withheld (the "Tenant Contractor"). The following would be acceptable Tenant Contractors:
     David Spaw Company; LTB Ward Constructors, Inc.; Constructors & Associates, Inc.; Gilbane Building Company; and S.L. Crawford Construction. All such pricing shall assume that all aspects of such construction shall be performed by such contractor, including without limitation, obtaining a certificate of occupancy for the Premises. In addition, in the case of the Base Building Contractor, Landlord shall require as a part of such pricing letter, assuming that the Premises contains no more than 109,958 square feet of Net Rentable Area, a $142,945 limit on the Base Building Contractor's fee (plus a 4.5% fee on all work associated with millwork and granite/wood veneer floor and wall finishes) and a maximum of $164,937 of general conditions cost; provided, that if the Premises as designed contains more than 109,958 square feet of Net Rentable Area, the $142,945 limit shall be increased by $1.30, and the general conditions cost shall increase by $1.50, per square foot of additional Net Rentable Area in the Premises. The Base Building Contractor and any Tenant Contractors shall have a period of fourteen (14) days in which to price the Tenant Plans and Specifications. Promptly following the receipt by Landlord of pricing of the Tenant Plans and Specifications by the Base Building Contractor and any Tenant Contractors, Landlord shall submit same to Tenant for Tenant's selection of either the Base Building Contractor or any Tenant Contractor to construct the Initial Tenant Improvements.

4.   Selection of Contractor.

     (a) Tenant shall have ten (10) days following receipt of the pricing letters from the Base Building Contractor and any Tenant Contractors to select the contractor for the construction of the Initial Tenant Improvements in accordance with the Tenant Plans and Specifications.

     (b) If Tenant selects the Base Building Contractor for the construction of the Initial Tenant Improvements, Landlord shall promptly contract with the Base Building Contractor for the construction of the Initial
          Tenant Improvements based upon the terms set forth in such contractor's pricing letter. Thereafter, Landlord shall supervise, manage and administer the construction of the Initial Tenant Improvements by the Base Building Contractor and cause all Initial Tenant Improvements to be constructed in compliance with the Tenant Plans and Specifications; provided, that Landlord shall not be required to install any portion of the Initial Tenant Improvements which do not conform to any applicable regulations, laws, ordinances, codes and rules, or with the terms of this Lease, which conformity shall be the obligation of Tenant.

     (c) If Tenant selects a Tenant Contractor to construct the Initial Tenant Improvements, then Tenant shall enter into a separate contract with the Tenant Contractor for the build out of the Initial Tenant Improvements, which contract shall be subject to Landlord's prior


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          approval (not to be unreasonably  withheld) and shall provide that the
          Tenant Contractor shall comply with the following: (i) conduct its work in such a manner so as not to unreasonably interfere with other tenants, project operations, or any other construction occurring on or in the Project or the Premises; (ii) execute a set of and comply with all rules and regulations relating to the construction activities in or on the Project as may be reasonably promulgated and uniformly enforced from time to time by Landlord or its agents; (iii)maintain such insurance and bonds in force and effect as required of the Base Building Contractor or as required by applicable law (but in any event said bonds shall be in amounts equal to the full value or cost of the work being done by the Tenant Contractor); and (iv) be responsible for reaching a reasonable agreement with Landlord and its agents as to the terms and conditions for all contractor items relating to the conducting of its work, including but not limited to, those matters relating to hoisting, systems interfacing, use of temporary utilities, storage of materials, access to the Premises and the Project, and the purchase and return of Building standard materials (and Landlord agrees to cooperate reasonably with Tenant's Contractor in the coordination of these items).

          Landlord shall have the right to approve the subcontractors to be used by the Tenant Contractor for mechanical, electrical and plumbing work, which approval shall not be unreasonably withheld. As a condition precedent to Landlord permitting the Tenant Contractor to commence the Initial Tenant Improvements, Tenant and the Tenant Contractor shall deliver to Landlord such assurances or instruments as may be reasonably requested by Landlord, to evidence the Tenant Contractor's and its subcontractor's compliance or agreement to comply with the provision of this Paragraph 4.

     (d) If Tenant selects the Tenant Contractor to construct the Initial Tenant Improvements, Tenant shall construct, at Tenant's sole cost and expense (but subject to reimbursement to the extent of the Tenant Allowance), the Initial Tenant Improvements in accordance with the Tenant Plans and Specifications, this Exhibit "F" and all other applicable provisions of the Lease. Without in any way limiting the foregoing provisions of this Section, the following provisions shall be applicable to Tenant's construction of the Initial Tenant Improvements or performance of any other work in the Premises by Tenant or Tenant's Contractors or their respective employees, agents, or representatives: (i) Tenant shall cause the Initial Tenant Improvements to be constructed and performed in accordance with all applicable laws, rules, regulations, and ordinances and otherwise in a good and workmanlike manner. Without limiting the foregoing, Tenant shall be responsible for obtaining all permits necessary to commence construction of the Initial Tenant Improvements. (ii) Tenant and each of Tenant's contractors (including the General Contractor and each subcontractor and supplier of General contractor), workmen, mechanics, engineers, space planners, and other agents and consultants shall comply with all construction rules and regulations reasonably adopted and uniformly enforced by Landlord. (iii)The Tenant Contractor and each of its subcontractors and suppliers shall waive all contractual, statutory and constitutional liens against the Premises and the Building as a condition to receipt of final payment and recognize that Tenant is the owner of a leasehold estate only in the Premises, pursuant to the terms of the Lease and that nothing in this Exhibit or other portions of the Lease shall be deemed to confer on Tenant the power or authority to create a lien on Landlord's interest in the Building or the Project that is not permitted pursuant to the Texas Property Code with respect to work installed. (iv) Within thirty (30) days of completion of the Initial Tenant Improvements and in any event prior to the final disbursement of the Tenant Allowance, Tenant shall deliver to Landlord one set of the final record construction plans and a CADD diskette reflecting the actual conditions and construction of the Initial Tenant Improvements and copies of all warranties. The diskette will be in a format of AutoCAD or otherwise reasonably acceptable to Landlord. (v) Prior to occupancy of any portion of the Premises, Tenant shall obtain, at Tenant's sole cost and expense, a certificate of occupancy for such portion of the Premises from the appropriate governmental agency which will permit Tenant to occupy the Premises. (vi) Subject to Section 7.7 of the Lease, Tenant shall


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          indemnify  and hold  harmless  Landlord  from and  against any and all costs, expenses, claims, liabilities and causes of action arising out of or in connection with work performed by Tenant or Tenant's Contractors, any subcontractor of Tenant's Contractors or any of their respective employees, agents or representatives, unless caused by the negligence of Landlord, its contractors or their respective employees
          and  agents.   (vii)Landlord   shall  have  the  right  (but  not  the
          obligation) to inspect the Initial Tenant Improvements as they are being installed and to require Tenant to correct any aspect of such improvements that have not been installed in substantial compliance with the Tenant Plans and Specifications or in compliance with applicable law.

5. Cooperation and Meetings. Landlord and Tenant shall assist and cooperate fully with each other in completion of the Initial Tenant Improvements and coordination of the Initial Tenant Improvements with the construction and completion of the Project, which assistance and cooperation shall include regular and frequent meetings of Landlord, Tenant and their respective contractors, architects, engineers and representatives. The parties recognize the advisability of identifying one or more persons as the point of responsibility for dealing with the other. Landlord hereby designates Al Augustine as the "Landlord's Representative" for such purpose. Tenant hereby designates Abraham Garza as the "Tenant's Representative" for such purpose. Either party, by notice to the other, shall have the right to change such designations from time to time.

6. Change Orders. Tenant shall have the right, from time to time, to make changes to the Tenant Plans and Specifications and in the Initial Tenant Improvements, and Landlord shall cause the same to be made, provided that any such changes must meet the criteria set forth in Section 2(a) above. In the event Tenant desires to make any such changes or modifications to the Tenant Plans and Specifications or Initial Tenant Improvements, Tenant shall submit a brief description thereof to Landlord in writing. Within five (5) business days following Landlord's receipt of such proposed modification, Landlord shall deliver to Tenant Landlord's good faith estimate of the additional cost and schedule changes required to implement such proposed change by Tenant, including any potential Tenant Delay. Tenant shall then have a period of five (5) business days in which to determine whether to go forward with any such proposed changes. Tenant's failure to notify the Landlord in writing during such period of its election to go forward with any such proposed changes shall constitute Tenant's election not to go forward with such changes. Subject to Sections 2 above and 9 below, Tenant shall pay any net increase, or receive the benefit of any net decrease, in the cost under such contract as a result of any such change orders.

7.   Tenant Delay.

     (a) "Tenant Delay" means (i) delays of Tenant in timely meeting its obligations pursuant to Exhibits "E" and "F" of this Lease; (ii) delays caused by changes by Tenant in the Tenant Plans and Specifications or in the Initial Tenant Improvements made by Tenant pursuant to Section 6 above; (iii) any delays caused by Tenant's or Tenant's Contractor's material interference with the construction of the Project or the Initial Tenant Improvements; and (iv) such additional time as is required for construction and installation of High Risk Items identified by Landlord pursuant to Section 2(d) (not exceeding the estimated delay identified by Landlord pursuant to
          Section 2(d)); provided, that (A) Tenant Delay shall not include any delays of (or caused by) Landlord or the Base Building Contractor; and
          (B) Tenant Delay shall not include delays caused by Force Majeure.

     (b) "Landlord Delay" means (i) delays of Landlord in timely meeting its obligations pursuant to Exhibits "E" and "F" of this Lease; (ii) delays caused by changes in the Project Plans and Specifications not requested by Tenant; and (iii) delays caused by Landlord's or the Base Building Contractor's breach of the agreements regarding the coordination of construction of the Project and the Initial Tenant Improvements described in Section 4(c)(iv) of this Exhibit "F"; provided, (A) Landlord Delay shall not include any delays of (or caused by) Tenant or Tenant's Contractor; and (B) Landlord Delay shall not include delays caused by Force Majeure. For all purposes of this Lease, Landlord Delay and Tenant Delay shall be netted against each other in determining whether and how much Landlord Delay or Tenant Delay exists.


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     (c)  The term "Force  Majeure"  means when either party to this Lease shall be delayed, hindered, or prevented from the performance of any act required hereunder (other than the payment of money) by reason of acts of God, strikes, lockouts, labor disputes, inability to produce
          materials,   inclement   weather,   failure   of  power,   restrictive
          governmental  laws or regulations  implemented  after the date hereof,
          riots,  insurrections,   war,  delays  by  permitting  authorities  in
          obtaining permits for the construction of the Project (in excess of thirty (30) days following submission thereof), delay or refusal to perform by the current owner of the Land, or other cause not within
          the  reasonable  control  of  such  party  (expressly   excepting  the
          financial   inability  of  such  party  to  perform  its   obligations
          hereunder), then the performance of such acts shall be excused for the period of such delay and the period for performance of any such act shall be extended for a period equivalent to the period of such delay; provided, that any party subjected to any Force Majeure that may reasonably be expected to delay the performance by such party of an obligation under this Lease shall, not later than ten (10) days following the date of which it becomes reasonably apparent that such event will cause such a delay, give written notice thereof to the other party hereto.

     (d) Notwithstanding anything in this Lease to the contrary, in no event shall Tenant be entitled to take possession of any portion of the Premises for the purposes of conducting its business therein prior to the occurrence of the Completion Date.

8.   Completion Date.

     (a) The term "Completion Date," shall mean the date upon which each of the Project and the Initial Tenant Improvements have been substantially completed in accordance with the Project Plans and Specifications and the Tenant Plans and Specifications, a temporary certificate of occupancy has been issued with respect thereto, and Landlord has received all other governmental consents, licenses and permits necessary for (i) the occupancy by Tenant of the Premises and the use of the Garage for the purposes intended hereby, and (ii) the Project being operational to the extent necessary so that the services required to be provided hereby to Tenant are capable of being provided; provided, that in the event Tenant elects to have the Initial Tenant Improvements constructed by a Tenant Contractor, the Completion Date for the Initial Tenant Improvements shall be deemed to occur one hundred and twenty (120) calendar days following delivery of the Premises to Tenant as described in Section 4(b) of Exhibit "E". The terms "substantial completion" and "substantially completed", as used in this Lease, shall mean completion of construction in accordance with the plans and specifications therefor and in good order and operating condition except for minor details of construction, decoration or mechanical adjustments which will not, interfere in any material respect with Tenant's access to or use or enjoyment of, the Premises. If Tenant selected the Base Building Contractor to construct the Initial Tenant Improvements, Landlord shall cause the Base Building Contractor to complete any such unfinished minor details of construction, decoration and mechanical adjustment within thirty (30) days following the Completion Date of the Premises. Landlord shall also cause any such unfinished minor details of construction, decoration and mechanical adjustment with respect to the ground floor lobby and entranceways to be completed within sixty (60) days following the Completion Date with respect to the remainder of the Project (subject to Force Majeure). If Tenant selected the Base Building Contractor to construct the Initial Tenant Improvements, and if Landlord and Tenant (and the Project Architect and Tenant's Architect) are unable to agree upon the Completion Date with respect to the Initial Tenant Improvements, or upon the existence or completion within the time periods set forth above of any such punch-list items, for a period of ten (10) business days, either party may, at its option, submit such items for arbitration in accordance with the terms of Section 8.7 of the Lease, and the decision reached as a result thereof shall be binding on Landlord and Tenant. If
          Landlord and Tenant are unable to agree upon any such items which affect the timing of the commencement of Rent payable by Tenant to Landlord hereunder, Tenant shall, upon resolution of such issues in accordance with the terms of this Lease, promptly pay any such amounts determined to be due to Landlord hereunder together with interest thereon at the prime rate from the date such amounts are determined to have been due until paid in full.


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     (b)  The  Commencement  Date of the Lease, as defined in Section 2.1 of the
          Lease, is conditioned in part on the substantial completion of the Project and the Initial Tenant Improvements (if the Base Building Contractor is selected by Tenant). The Commencement Date shall not be postponed by virtue of Tenant Delay. Accordingly, the Commencement Date shall be accelerated for all purposes by the number of days that the Completion Date was delayed due to Tenant Delay.

     (c) Notwithstanding the foregoing, in the event Tenant selects the Base Building Contractor to construct the Initial Tenant Improvements and if for any reason other than Tenant Delay, the Commencement Date has not occurred with respect to the Premises prior to December 31, 1999, Tenant may, as its sole and exclusive remedies with respect thereto, either (i) cancel this Lease by delivering written notice thereof to Landlord at any time prior to such Commencement Date, or (ii) accept the Premises upon substantial completion thereof and receive an abatement of Base Rental for the first two (2) months after the Commencement Date. Tenant must make such election on or before January 10, 2000. If no such election is made by Tenant prior to such date, Tenant shall be deemed to have elected option (ii) in the preceding sentence.

9. Landlord's Expenses. In the event Tenant elects to use a Tenant Contractor for the construction of the Initial Tenant Improvements, Landlord shall be entitled to receive a fee for the supervision, construction, management and administration of the construction of the Initial Tenant Improvements equal to the lesser of (a) six percent (6%) of the costs thereof, or (b) $150,000. No other fees or expenses shall be payable by Tenant in connection with Landlord's construction management of the Initial Tenant Improvements. The amounts to be paid by Tenant to Landlord pursuant to this paragraph shall be paid monthly within fifteen (15) days after Landlord's presentation of an invoice therefor containing the amount of any such reimbursement.

10.  Tenant  Allowance.

     (a) Landlord hereby agrees to provide to Tenant an allowance (the "Tenant Allowance") equal to the sum of (i) $30.00 per square foot of Net Rentable Area in the Initial Premises (the "Initial Allowance") and
          (ii) if requested by Tenant in writing not less than ninety (90) days prior to the commencement of construction of the Initial Tenant Improvements, up to an additional $5.00 per square foot of Net Rentable Area in the Initial Premises (the "Additional Allowance"), in which event Tenant's annual Base Rental shall be increased by the amount necessary to amortize the Additional Allowance over the Term at an interest rate of nine percent (9%). The Tenant Allowance shall be applied by Tenant in Tenant's sole discretion to (i) contractor and vendor costs associated with the construction of the Initial Tenant Improvements, (ii) architectural and engineering fees, and (iii) the physical move of Tenant's offices, including voice/data cabling and telephone switch ((i) and (ii) or (iii) being hereinafter collectively referred to as the "Permitted Tenant Allowance Costs"). Such allowance shall be provided by Landlord in addition to the construction and installation by Landlord at its sole cost and expense of the Core and Shell Improvements within the Premises. If the Base Building Contractor is selected for the construction of the Initial Tenant Improvements, until the Tenant Allowance is exhausted, Landlord shall apply such sums as and when due under the contract for the construction of the Initial Tenant Improvements. If a Tenant Contractor is selected for the construction of the Initial Tenant Improvements, Landlord shall disburse the Tenant Allowance from time to time within thirty (30) days after presentation by Tenant or Tenant's Architect of invoices or bills for any Permitted Tenant Allowance Costs, with reasonable evidence supporting the same. Tenant shall pay the excess, if any, of the cost of the Initial Tenant Improvements over the Tenant Allowance, as and when due. Any portion of the Initial Allowance not required to cover any such expenses incurred prior to the Commencement Date shall be credited against Rent next coming due.


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     (b)  In addition to the amounts  payable by Landlord  under  Section  10(a)
          above, Landlord shall also pay for any architectural and engineering costs incurred by Tenant for changes in the Tenant Plans and Specifications resulting from changes by Landlord to the Initial Plans and Specifications or the Project Plans and Specifications after approval thereof by Tenant. Landlord shall pay the same within thirty
          (30) days after presentation of bills therefor to Landlord, together with reasonable evidence supporting the same.

11.  Entry into Tenant Area.

     (a) Tenant (and its employees, agents, contractors, subcontractors, architects, space planners, consultants, suppliers and other representatives) shall be entitled to enter the Project and the Premises from time to time during the course of construction as may be reasonably necessary for Tenant's space planning or inspection purposes, or for the period of time up to one hundred twenty (120) days prior to the Completion Date, for the installation by Tenant of its furniture, fixtures or equipment (including telephone, communications and computer equipment); provided (i) Tenant does not hinder or interfere in a material manner with construction of the Project or with the construction of the Initial Tenant Improvements, and (ii) Tenant takes such reasonable protective precautions or measures for Landlord and/or Tenant as Landlord may reasonably request, given the state of construction of the Project and/or the Premises at the time of such entry.

     (b) There shall be no obligation on the part of Tenant to pay any Base Rental, Basic Costs and/or parking charges by reason of any prior access pursuant to this Section.

     (c) Except as provided below or as part of the bid by the Base Building Contractor for the construction of the Initial Tenant Improvements, Landlord shall not charge Tenant, its contractors or their subcontractors for electricity, heating, ventilation, air conditioning, exterior hoisting (which hoisting shall not be available during any move-in period), security and insurance (which security and insurance are not required to be provided by Landlord to Tenant's Contractor) and/or taxes during the construction and move-in period, for the use of the loading dock or elevators (including the freight elevator), or for the personnel required for the operation thereof, during the construction of the Initial Tenant Improvements; provided, that (i) if Tenant requests Landlord to provide loading dock, security or freight elevator personnel or to provide conditioned air after Normal Business Hours, Tenant shall reimburse Landlord for Landlord's reasonable out-of-pocket expenses incurred in connection therewith, and (ii) if Tenant elects to use Tenant's Contractor for the construction of the Initial Tenant's Improvements, Tenant or Tenant's Contractor shall agree to pay ninety percent (90%) of the charges by the utility company providing electricity to the Project during the construction period for the Initial Tenant Improvements up to a maximum amount of $15,000.


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EXHIBIT G

                        OUTLINE PLANS AND SPECIFICATIONS


EXHIBIT H

                                 RENEWAL OPTION

1. Renewal Option. Provided that no Event of Default is then existing under this Lease, Tenant shall have the option (the "Renewal Option") to renew the Lease with respect to all or any portion of the Premises, by delivering written notice of such election to Landlord not less than twelve (12) months nor more than fifteen (15) months prior to the expiration of the initial Term or any previously exercised Renewal Term. If Tenant exercises any option for less than all of the Premises, such space shall (a) comprise no less than two (2) full contiguous floors, (b) any additional space covered by the Renewal Option shall be contiguous space and contiguous to such two (2) full floors, and (c) any partial floor included by Tenant shall be reasonably configured so as to leave Landlord with space in a reasonably leasable configuration based on customary space planning standards and applicable Legal Requirements. Tenant shall have the right to exercise any Renewal Option in any combination of five (5) year periods of up to a total of twenty (20) years plus a one time option to extend for a one (1) year period (such elected period being the "Renewal Term"). Tenant's notice to Landlord exercising a Renewal Option shall specify the space to be covered thereby (if less than all of the Premises) and the length of Tenant's proposed Renewal Term. Failure of Tenant to exercise its Renewal Option in the time periods set forth herein shall render all remaining Renewal Options void and of no further force and effect. Within fifteen (15) days of Landlord's receipt of the notice of the exercise of the Renewal Option, Landlord shall provide Tenant with written notice of its estimation of the prevailing MRR for such Renewal Space. Tenant shall then have fifteen (15) days to notify Landlord in writing that it accepts or rejects Landlord's determination of MRR and to provide Landlord with Tenant's estimation of MRR. If the parties cannot agree on a determination of MRR within fifteen (15) days thereafter, Tenant may (i) withdraw its election to exercise the Renewal Option or (ii) elect that the MRR be determined in accordance with the appraisal provisions contained herein. Once such MRR is determined, within fifteen (15) days thereafter, Tenant may withdraw its election to exercise the Renewal Option. Any such renewal of this Lease shall be upon the same terms and conditions of this Lease, except (i) the Base Rental during the Renewal Term shall be based on ninety-five percent (95%) of the MRR at the time of determination of the MRR; (ii) Tenant shall pay the standard rate then being charged for the Parking Permits to the Garage with respect to all Parking Permits then issued to Tenant; (iii) Tenant shall have no option to renew this Lease beyond the expiration of the twenty (20) year renewal period; (iv) the leasehold improvements will be provided to Tenant in their then-existing condition (on an "as is" basis) at the time the Renewal Term commences, and
     (v) items such as the Landlord's and Tenant's insurance and other non-rental terms shall be adjusted to amounts and terms then standard for comparable leases with comparable tenants in Houston, Texas.

2. Market Rental Rate. The term Market Rental Rate ("MRR") shall mean the annual amount of rental that a tenant would pay and a willing landlord would accept in arm's length, bona fide negotiations for a lease to be executed at the time the Renewal Option is exercised, based upon other lease transactions then being made in the Building and other Comparable Buildings, taking into consideration all relevant terms and conditions of such comparable leasing transactions, including, without limitation: (i) location, quality and age of the building; (ii) use and size of the space in question; (iii) location and or floor level within the building; (iv) extent of leasehold improvements and allowances therefor provided; (v) the amount of any abatement of rental or other charges; (vi) parking charges or inclusion of same in rental; (vii) lease takeovers/assumptions; (viii) relocation allowances; (ix) refurbishment and repainting allowances; (x) distinction between "gross" and "net" leases; (xi) extent of services provided or to be provided and contributions thereto; (xii) base year or dollar amount for escalation purposes (both operating costs and ad valorem taxes); (xiii) credit standing and financial stature of the tenant; and
     (xiv) commencement and length of term.


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
3. Appraisal. Should Tenant and Landlord be unable to agree upon the fair MRR applicable in the case of renewal or expansion, Tenant and Landlord shall each within five (5) days of an election by either party to proceed with such appraisal, appoint an appraiser who is knowledgeable in commercial property values in the area in which the Premises are located, and the two appraisers shall, within ten (10) days after their selection, try to agree upon the MRR for the Premises. If the two appraisers are unable to agree upon the MRR, they shall within ten (10) days of their appointment appoint a third appraiser with the same qualifications and the three appraisers shall, within ten (10) days thereafter, prepare appraisals of the Premises. The average of the three appraisals shall be used as the MRR of the Premises; provided, that if any appraiser's estimate is either (a) less than ninety percent (90%) of the average figure, or (b) more than one hundred ten percent (110%) of such average, the MRR for the Premises will be the average of the remaining figures which are between 90 - 110% of the average figure even if only one estimate remains. If all figures fall outside of the range of 90-110%, the middle figure of the three appraisals shall be the MRR. Tenant and Landlord shall each bear the cost of its appraiser and shall share equally the cost of the third, if any.

EXHIBIT I

                                EXPANSION OPTION

1. Hold Option. Provided that no Event of Default is then existing under the Lease, Tenant shall have the right, continuing through December 31, 1998, at Tenant's option (the "Hold Option"), to include under this Lease any space located on the 1st Floor of the Building other than the up to 1,500 square feet of space to be used by Landlord for the management of the Building. In the event Tenant desires to exercise all or any part of its Hold Option, Tenant shall deliver notice to Landlord describing the amount and preferred location of such available space desired to be leased by Tenant on or before December 31, 1998; however, the exact location of such space must be agreeable to both Landlord and Tenant, and shall depend, in part, upon the amount of space desired to be leased by Tenant. Landlord and Tenant shall then enter into an amendment to this Lease to cover such space on the same terms and conditions as applicable to the Initial Premises (and such space shall thereafter be considered part of the Initial Premises), and Landlord shall, at its sole cost and expense, provide all necessary multi-tenant corridors to bring the 1st Floor of the Building into compliance with all Legal Requirements.

2. Expansion Option. Provided that no Event of Defaults is then existing, Tenant shall have the option (the "Expansion Option"), effective as of the fifth (5th) anniversary of the Commencement Date, to lease all (but not less than all) of the second level of the Building containing approximately 25,000 square feet of Net Rentable Area (the "Expansion Space") to be exercised with no more than twelve (12) months nor less than nine (9) months prior written notice to Landlord. The portion of the Expansion Space to be added to the Premises (the "Expansion Premises") shall be subject to the same terms, covenants and conditions under the Lease, except that (a) the Base Rental Rate for the Expansion Premises shall be the prevailing MRR (as defined in Exhibit "H" above) as of the date such Expansion Space shall be added to the Premises, (b) the Tenant Allowance for the Expansion Premises shall be equal to $15.00 per square foot of Net Rentable Area in the Expansion Premises (and the MRR shall be increased to allow for such improvement allowance), (c) there shall be no refurbishment allowance applicable to such Expansion Premises and (d) the term of such lease shall expire as of the expiration of the Term. Landlord may, on a date established by at least sixty (60) days' notice to Tenant, deliver the Expansion Premises to Tenant up to three (3) months prior to the end of the fifth (5th) anniversary of the Commencement Date, or up to six (6) months after the end of the fifth (5th) anniversary of the Commencement Date. Within thirty (30) days of receipt of Tenant's notice of the exercise of the Expansion Option, Landlord shall provide Tenant with written notice of its estimation of the MRR for such Expansion Premises. Tenant shall then have fifteen (15) days to notify Landlord in writing that it accepts or rejects Landlord's determination of MRR and to provide Landlord with Tenant's estimation of MRR. If the parties cannot agree on a determination of MRR within fifteen (15) days thereafter Tenant may either (i) withdraw its Expansion Option or (ii) elect that such MRR shall be determined in accordance with the appraisal provisions set forth in Paragraph 3 of Exhibit "H", which MRR shall then be binding on the parties. Tenant shall not be required to pay (and the MRR shall so reflect) any amount for parking for such Expansion Premises, which shall be provided in the same ratios as provided with respect to the Initial Premises. Tenant's obligation to commence paying Rent on such space shall commence (A) in the case of space in the Building not previously built out with tenant improvements, on the 90th day, and (B) in the case of previously built out space, on the 30th day, after the availability of such space for the construction of the tenant improvements therein.

Tenant's rights under this Exhibit shall terminate if (i) this Lease or Tenant's right of possession of the Premises is terminated, (ii) Tenant assigns any of its interest in this Lease other than to an Affiliate or sublets more than 50,000 square feet of Net Rentable Area, (iii) to the extent Tenant has previously leased any Expansion Space pursuant to its other options contained herein or otherwise, and (iv) Tenant fails to timely exercise its option under this Exhibit, time being of the essence with respect to Tenant's exercise thereof.

EXHIBIT J

                               FIRST REFUSAL RIGHT

     Provided that no Event of Default then exists under this Lease, Tenant shall have the right (the "Preference Right"), to lease all or any portion of the space in the Building ("Preference Space") that becomes available to lease during the term of the Lease or any renewals thereof. When Landlord learns that any Preference Space will become available for lease, but no more than nine (9) months prior to the date Landlord expects such Preference Space to become available (other than in connection with the initial leasing of such space, with respect to which Landlord shall not be limited by such nine (9) month advance notice period), Landlord shall deliver Tenant written notice (the "Preference Notice"), together with the economic terms (Base Rental Rate, term, allowances, etc.) pursuant to which Landlord desires to lease such space, and the estimated date of availability. Within fifteen (15) days thereafter, Tenant shall give Landlord written notice of its election to exercise its Preferential Right to lease the Preference Space. If Tenant does not exercise its First Refusal Right within such fifteen (15) day period, then Landlord may offer such space to third parties and Tenant's Preference Right with respect to such space shall expire. Such Preference Space shall be leased at the same terms and conditions of the Lease except that the Base Rental Rate and allowance for such Preference Space shall be the MRR and shall terminate concurrently with the Premises or at the end of such shorter term as Tenant shall designate in its election to lease such space (subject to the minimum requirements set forth below). Landlord shall provide Tenant no less than sixty (60) days' prior written notice of the date on which Landlord shall render possession to Tenant. The minimum term of the Preferential Right space shall be for a period of five (5) years, unless such space is leased during the last five (5) years of the Lease Term, in which case, the term shall be for the balance of the remaining term; provided, that if the term of such lease is less than the period offered by Landlord, the MRR shall be adjusted to account for such shorter period. Notwithstanding the foregoing, no Preferential Right space shall be leased during the last thirty (30) months of the Term unless this Lease is simultaneous renewed pursuant to Exhibit "H" above. If the term of Preference Space terminates concurrently with the Premises, all renewal options applicable to the Premises shall be applicable to the Preference Space as well. If Tenant elects (or is deemed to have elected) not to lease the Preference Space, Landlord may not lease such space to another tenant on terms more favorable to the tenant than those offered to Tenant without first offering such terms to Tenant on the basis above, and if such space has not been leased within six (6) months after it has become available, Landlord shall again notify Tenant of its availability and repeat the process above as if it were new Preference Space.

     Tenant's rights under this Exhibit shall terminate if (i) this Lease or Tenant's right of possession of the Premises is terminated, (ii) Tenant assigns any of its interest in this Lease other than to an Affiliate or sublets more than 50,000 square feet of Net Rentable Area, and (iii) Tenant fails to timely exercise its option under this Exhibit, time being of the essence with respect to Tenant's exercise thereof.


EXHIBIT K

                             CLEANING SPECIFICATIONS


EXHIBIT L

                               MEMORANDUM OF LEASE


EXHIBIT M

                                SECURITY SERVICES


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